As filed with the Securities and Exchange Commission on September 6, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Quhuo Limited
(Exact Name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s Name Into English)

Cayman Islands (State or Other Jurisdiction of Incorporation or Organization)	Not Applicable (I.R.S. Employer Identification No.)

3F, Building A, Xin’anmen
No. 1 South Bank, Huihe South Street
Chaoyang District, Beijing
The People’s Republic of China
Telephone: (+86-10) 8576-5328
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
Tel: (302) 738-6680
(Name, Address and Telephone Number of Agent For Service)

With copies to:
Zhen Ba Chief Financial Officer 3F, Building A, Xin’anmen No. 1 South Bank, Huihe South Street Chaoyang District, Beijing The People’s Republic of China Telephone: (+86-10) 8576-5328	Wei Wang, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 Phone: (212) 370-1300 Fax: (212) 370-7889

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

†
The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The information in this prospectus is not complete and may be changed. The Selling Shareholders cannot sell these securities until the registration statement that we have filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where their offer or sale is not permitted.
PRELIMINARY PROSPECTUSSUBJECT TO COMPLETION, DATED SEPTEMBER 6, 2024
Quhuo Limited
79,386,824 American Depositary Shares
Representing 793,868,246 Class A Ordinary Shares
This prospectus relates to the resale, from time to time, of up to an aggregate of 79,386,824 American depositary shares (the “ADSs”), each representing ten Class A ordinary shares, par value US$0.0001 per share (the “Class A ordinary shares”), of Quhuo Limited, a Cayman Islands exempted company, which are held by the shareholders set forth in the “Selling Shareholders” section of this prospectus (the “Selling Shareholders”) and may be offered and sold, in the form of ADSs or otherwise, from time to time by them. The Selling Shareholders acquired the Class A ordinary shares upon conversion of certain senior convertible promissory notes (the “Convertible Notes”) which were issued pursuant to certain equity acquisition agreements, dated July 1, 2024 (the “Acquisition Agreements”), entered into with certain minority shareholders of Quhuo International Trade (HK) Limited (“Quhuo International”), a company incorporated under the laws of Hong Kong. Pursuant to the Acquisition Agreements, we acquired an aggregate of 39.1% equity interest in Quhuo International on the terms and subject to the conditions set forth therein (the “Acquisition”). The Convertible Notes and the Class A ordinary shares were issued to the Selling Shareholders pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon Regulation S promulgated thereunder.
The Selling Shareholders will receive all of the net proceeds from the sale of the ADSs, offered hereby. The Selling Shareholders may resell the ADSs offered for resale through this prospectus to or through underwriters, broker-dealers, or agents, who may receive compensation in the form of discounts, concessions or commissions. We will not receive any proceeds from the sale of the ADSs by the Selling Shareholders but we will bear all costs, fees and expenses in connection with the registration of the ADSs offered by the Selling Shareholders. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of the ADSs offered for resale through this prospectus.
The Selling Shareholders will determine where they may sell the ADSs through public or private transactions at market prices prevailing at the time of sale, at prices related to the prevailing market prices, or at negotiated prices. For information regarding the Selling Shareholders and the times and manner in which they may offer or sell the ADSs, see “Selling Shareholders” and “Plan of Distribution.”
Investors are cautioned that the securities being offered under this prospectus are securities of Quhuo Limited, a Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Quhuo Limited conducts business in China through Beijing Quhuo Technology Co., Ltd., the consolidated variable interest entity or the “VIE”, and the VIE’s subsidiaries.
In this prospectus, unless otherwise indicated or the context otherwise requires, “Quhuo,” “we,” “us,” “our,” “our company,” the “Company,” or similar terms refer to Quhuo Limited, a Cayman holding company, and its subsidiaries, and, in the context of describing our consolidated financial information, includes the VIE and its subsidiaries. References to the “affiliated entities” refer to, collectively, the VIE and its subsidiaries.
The ADSs representing our Class A ordinary shares are listed on the Nasdaq Global Market under the symbol “QH.” Each ADS represents ten Class A ordinary shares. As of September 5, 2024, the closing price of the ADSs on Nasdaq was US$0.34 per ADS.
On May 10, 2024, we received a written notice from the Listing Qualifications Department of The Nasdaq Stock Market Inc. (the “Nasdaq”), notifying us that (1) we are not in compliance with the minimum bid price requirement set forth in Rule 5450(a)(1) of the Nasdaq Listing Rules as the closing bid price of our ADS has been below US$1.00 per ADS for a period of 30 consecutive trading days (the “Minimum Bid Price Rule”) and (2) our minimum market value of publicly held shares (“MVPHS”) was less than $15,000,000 for the last 30 consecutive business days, which does not meet the requirement for continued listing set forth in Nasdaq Listing Rule 5450(b)(1) (the “MVPHS Rule”). The notice has no immediate impact on the listing of our ADSs on the Nasdaq Global Market. We were provided a period of 180 calendar days, until November 6, 2024, to regain compliance with the Minimum Bid Price Rule and the MVPHS Rule.
If we do not regain compliance with the Minimum Bid Price Rule by November 6, 2024, we may be eligible for additional time to regain compliance. To qualify, we must submit, no later than November 6, 2024, an on-line transfer application to Nasdaq Capital Market and submit a non-refundable $5,000 application fee, and meet the continued listing requirements for market value of publicly held shares and all other initial listing standards, with the exception of bid price requirement, of the Nasdaq Capital Market, and provides written notice to Nasdaq of our intention to cure the deficiency, including by effecting a reverse stock split, if necessary. As part of its review process, the Staff will make a determination of whether the Staff believes we will be able to cure this deficiency. If the Staff concludes that we will not be able to cure the deficiency, or if we determine not to submit a transfer application or make the required representation, Nasdaq will provide notice that our ADS will be subject to delisting. If we choose to implement a reverse stock split, we must complete the split no later than ten (10) business days prior to November 6, 2024, or the expiration of the second compliance period if granted. In addition, if we do not regain compliance with the MVPHS Rule by November 6, 2024, we will receive written notification that our securities are subject to delisting. In the event of such notification, we may appeal Nasdaq’s determination to delist our securities, but there can be no assurance Nasdaq would grant our request for continued listing. Alternatively, we may consider applying to transfer our ADS to the Nasdaq Capital Market before the expiry of the compliance period. In order to transfer, we must submit an on-line transfer application, pay the $5,000 application fee and meet the Nasdaq Capital Market’s continued listing requirements. We intend to monitor the closing bid price of our ADSs and our market value between now and November 6, 2024 and are evaluating various options available to regain compliance and maintain our continued listing. There can be no assurance that we will be able to regain compliance with the Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant us a further extension of time to regain compliance, if applicable. For more details, see “Risk Factors — Risks Relating to the ADSs — We are not in compliance with the Nasdaq Listing Rule concerning the minimum bid price of our ADSs and our minimum market value of publicly held shares. If we fail to regain compliance with such or if we encounter other deficiencies in the future, our ADSs may be delisted from the Nasdaq or trading may be suspended” in this prospectus.
Investing in our securities involves a high degree of risk. Quhuo Limited is a holding company incorporated in Cayman Islands. As a holding company with no material operations, Quhuo conducts a substantial majority of its operations through the affiliated entities. Because of our corporate structure as a Cayman Islands holding company with operations conducted by the affiliated entities established under the laws of the People’s Republic of China (the “PRC” or “China”), it involves unique risks to investors. Furthermore, Chinese regulatory authorities could change the rules and regulations regarding foreign ownership in the industry in which the affiliated entities operate, which would likely result in a material change in our operations and/or a material change in the value of the securities being registered for sale, including that it could cause the value of such securities to significantly decline or become worthless. Investors in our securities should be aware that they will not and may never directly hold equity interests in the PRC operating affiliated entities, but rather purchasing equity solely in Quhuo, our Cayman Islands holding company. Furthermore, shareholders may face difficulties enforcing their legal rights under United States securities laws against our directors and officers who are located outside of the United States. Please carefully consider the risks discussed under “Risk Factors” in this prospectus beginning on page 29, in our most recent Annual Report on Form 20-F and in our reports filed with the Securities and Exchange Commission (the “SEC”) that are incorporated by reference in this prospectus.
Quhuo Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. Beijing Quhuo Information Technology Co., Ltd., or WFOE, is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through Beijing Quhuo Technology Co., Ltd., or the VIE, and its subsidiaries, or collectively the affiliated entities, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services as set out in the Negative List (2021 Version) promulgated by the Ministry of Commerce, or MOFCOM, and the National Development and Reform Commission, or the NDRC. A series of contractual agreements, including equity interest pledge agreement, exclusive call option agreement, exclusive business cooperation agreement, power of attorney and financial support undertaking letters, have been entered into by and among our WFOE, the VIE and its shareholders. For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure —  Our Contractual Arrangements” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
The VIE structure is used to provide contractual exposure to foreign investment in China-based companies where the PRC law prohibits or restricts direct foreign investment in the operating companies.

Neither the investors nor we ourselves have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements with the VIE and these agreements have not been tested in court. Because of these contractual arrangements, we are the primary beneficiary of the VIE for accounting purposes and able to consolidate the financial results of the VIE and its subsidiaries with ours only if we meet the conditions for consolidation under U.S. GAAP. However, our contractual arrangements with the VIE are not equivalent of an investment in the VIE. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIE, and investors in the ADSs may never hold equity interests in the VIE.
Our corporate structure is subject to risks associated with our contractual arrangements with the VIE. These contractual arrangements have not been properly tested in a court of law and the PRC regulatory authorities could disallow the VIE structure at any time. If the PRC government finds that the agreements that establish the structure for operating our business do not comply with PRC laws and regulations, or if these regulations or their interpretations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations, our ability to treat the VIE and its subsidiaries as the consolidated affiliated entities under U.S. GAAP may be restricted, and our ability to develop e-commerce business through the VIE and the prospect of our company may be materially and adversely affected. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
We and our affiliated entities face various legal and operational risks and uncertainties related to being based in and having significant operations in China. For example, we and our affiliated entities face risks and uncertainties associated with the fact that the PRC government has significant authority in regulating a China-based company and may influence or intervene its operations at any time. The PRC government has recently issued statements and regulatory actions relating to areas such as regulatory approvals of offshore offerings by, and foreign investment in, China-based issuers, anti-monopoly regulatory actions, and oversight on data security, which may impact our ability to conduct certain businesses, accept foreign investments, or list on U.S. or other foreign exchanges. Potential actions taken by the PRC government could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
On February 17, 2023, the China Securities Regulatory Commission, or the CSRC, announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies (the “Circular”) and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies (the “Notice”). The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures or engaging in fraudulent filing behavior, may result in legal liabilities borne by the company, including warning and business rectification, a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million). In cases of serious violations, the relevant responsible person may also be barred from entering the securities market. The Trial Measures increase the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives.
On July 5, 2024, we submitted initial filing documents to the CSRC in connection with the issuance of the Convertible Notes to the Selling Shareholders (the “CSRC Filings”) and they are currently under review of the CSRC. According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises issued by the NDRC and came into effect as from

February 10, 2023, debt instruments (including convertible securities) borrowed from abroad with a maturity of more than one year issued by PRC domestic companies or foreign enterprises or branches under control of PRC domestic companies shall complete the registration procedures with NDRC (“NDRC Foreign Debt Registration”) before borrowing such foreign debts. However, the issuance of the Convertible Notes was not registered with NDRC. As of the date of this prospectus, according to our PRC counsel, Yuan Tai Law Offices, other than the NDRC Foreign Debt Registration which was not completed, and the CSRC Filings that were initiated by us and are under review of the CSRC, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, including the issuance of the Convertible Notes and the Class A ordinary shares, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our future offshore offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.
Borrowing medium and long-term foreign debts without due registration with NDRC, the enterprise and its principal person in charge may be summoned by NDRC for regulatory interviews, and may be subject to public warnings and other disciplinary measures. Additionally, relevant departments and financial institutions may refuse to process the enterprise’s subsequent cross-border fund receipts, payments, and foreign exchange transactions. Therefore, failure to complete the NDRC Foreign Debt Registration may impact our ability to manage cross-border funds, including receipts, payments, foreign exchange, and use. However, in the opinion of our PRC counsel, Yuan Tai Law Offices, because the Convertible Notes have been fully converted within one year of issuance, it is unlikely the NDRC will take regulatory actions against the Company. For more details, see “Risk Factors — Risks Relating to Doing Business in China — We did not complete the registration with NDRC timely for the issuance of the Convertible Notes and may be subject to regulatory actions.” on page 30 of this prospectus. Also, there can be no assurance that we can complete the procedures for the CSRC Filings, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. Any failure of us to fully comply with the regulatory requirements may subject us to regulatory actions, such as warnings and fines, which may limit our operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Quhuo Limited, our Cayman Islands holding company, may transfer cash to its wholly-owned subsidiary in British Virgin Islands, Quhuo Investment Limited, by making capital contributions or providing loans. Quhuo Investment Limited, in turn, may transfer cash to its wholly-owned subsidiary incorporated in Hong Kong, Quhuo Technology Investment (Hong Kong) Limited, or Quhuo Technology, by making capital contributions or providing loans. Similarly, Quhuo Technology may transfer cash to WFOE, by making capital contributions or providing loans. WFOE is not able to make direct capital contribution to the VIE. However, it may transfer cash to the VIE by loans or by making payments to the VIE for inter-group transactions. The VIE may transfer cash to WFOE by paying service fees according to the exclusive business cooperation agreement. For more details, see “Prospectus Summary — Cash and Asset Flows through Our Organization” in this prospectus and “Item 3. Key Information — Cash and Asset Flows through Our Organization” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. In addition, our VIE, Beijing Quhuo Technology Co., Ltd., has maintained cash flow management policies which dictate the purpose, amount and procedures for cash transfers. Each cash transfer involving the VIE or its subsidiaries is subject to internal clearance from at least two managerial-level personnel. The required procedures include the initial submission of a cash transfer application through a cashier of the account management department, subsequent review and approval by the manager of the account management department, as well as a financial manager or Chief Financial Officer of the VIE, and finally, the execution of the transfer. No single employee is allowed to complete each and every stage of the cash process, but rather only specific part(s) of the whole process. Only the account management department is authorized to make cash transfers. Also, the purpose of the transfer must be specified and recorded at the time it is executed. For further details, see “Prospectus Summary — Cash and Asset Flows through Our Organization” in this prospectus.
Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company’s incapability of repaying its debts as they become due in the ordinary course of business. Other than the foregoing, there is no other limitations on Quhuo Limited’s ability to transfer cash to investors. For further details, see “Prospectus Summary — Cash and Asset Flows through Our Organization.” However, any limitation on the ability of our PRC or Hong Kong subsidiaries to pay cash dividends to us could have a material adverse effect on our ability to pay cash dividends to holders of the ADSs and our ordinary shares, for further details, see “Prospectus Summary — Summary of Risk Factors” on page 21 of this prospectus, “Risk Factors — Risks Relating to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, and “Risk Factors — Risks Relating to Doing Business in Hong Kong — Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our ADSs by our foreign investors may become subject to taxation by the PRC” on page 30 of this prospectus.
In January 2023, we incorporated a subsidiary in Hong Kong, Quhuo International Trade (HK) Limited, or Quhuo International, and held a 51% ownership interest in Quhuo International upon incorporation. In July 2024, we acquired an additional 39.1% ownership interest in Quhuo International. Quhuo International has commenced operations in Hong Kong since May 2023. In addition, in August 2023, we formed a wholly-owned subsidiary in Hong Kong, Quhuo (Hong Kong) Auto Limited, which has yet commenced operation as of the date of this prospectus. As a result of our operations in Hong Kong through Quhuo International, we are subject to the applicable laws and regulations of Hong Kong. Given that the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong. For further details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” in this prospectus.
If WFOE realizes accumulated after-tax profits, it may, upon satisfaction of relevant statutory conditions and procedures, pay dividends or distribute earnings to Quhuo Technology. Quhuo Technology, in turn, may transfer cash to Quhuo Investment Limited and further to Quhuo Limited through dividends or other distributions. With necessary funds, Quhuo Limited may pay dividends or make other distributions to U.S. investors and service any debt it may have incurred outside the PRC. In 2021, 2022, and 2023, no dividends or distributions were made to Quhuo Limited by its subsidiaries. Quhuo Limited has not declared or paid any cash dividends or made any transfer of cash or assets to investors, nor does it have any present plan to do so in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Prospectus Summary — Financial Information Related to the VIE” in this prospectus and “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of China. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Currently, our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of SAFE by complying with certain procedural requirements. However, foreign exchange transactions under the “capital account” such as foreign direct investment and foreign currency debt, including loans we may secure for the VIE or its subsidiaries, remain subject to limitations and may require approvals from, filing with or registration with, SAFE and other relevant Chinese governmental authorities. This could affect our ability to obtain foreign currency through debt or equity financing for the VIE or its subsidiaries. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiary and the VIE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.
There are also limitations on our ability to transfer cash between Quhuo Limited, its subsidiaries and the VIE, and there is no assurance that we are able to comply with all restrictions on the cash transfer provided by laws and regulations of the PRC. See “Prospectus Summary — Restrictions and Limitations on Transfer of Capital” in this prospectus. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to interventions in or the imposition of restrictions and limitations by the government on our ability to transfer cash and assets. For risks relating to the fund flows of our operations in China, see “Item 3. Key Information — Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Quhuo Limited and WFOE are not able to make direct capital contribution to the VIE. However, they may transfer cash to the VIE in the form of loans or advances or by making payments to the VIE for inter-group transactions. In 2021, 2022 and 2023, Quhuo Limited did not provide loans to WFOE. In 2021, 2022, and 2023, WFOE transferred cash of nil, nil, and approximately RMB13.3 million (approximately US$1.9 million) to the VIE in the form of loans, respectively. The VIE may transfer cash to WFOE as service fees according to the exclusive business cooperation agreement. In 2021, 2022, and 2023, WFOE charged financial support fees under the exclusive business cooperation agreement of approximately RMB13.8 million, RMB13.9 million, and RMB 13.0 million (approximately US$1.8 million), respectively, and the total amount of service fees that the VIE paid to WFOE were approximately RMB16.2 million, RMB19.3 million, and RMB 28.4 million (approximately US$4.0 million), respectively. In 2021, 2022 and 2023, WFOE also charged and received management fee of approximately RMB9.9 million, nil and nil from the VIE for advancing certain operating expenses. In 2021, 2022 and 2023, the VIE provided loans of approximately RMB3.4 million, RMB9.9 million and nil, respectively, to WFOE for working capital requirements. We have, and will continue to distribute earnings or settle amounts owed under the VIE agreements. See “Prospectus Summary — Item 3. Key Information — Financial Information Related to the VIE” in this prospectus and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Pursuant to the Holding Foreign Companies Accountable Act, or the HFCAA, if the U.S. Securities and Exchange Commission, or the SEC, determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by the Public Company Accounting Oversight Board, or the PCAOB, for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over-the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by President Biden, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time.
On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On October 6, 2022, we were conclusively identified by the SEC under the HFCAA due to the fact that our previous auditor was located in Mainland China and could not be inspected by the PCAOB. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions. Our current auditor, Marcum Asia, is headquartered in New York, New York, a jurisdiction where the PCAOB is able to conduct inspection and investigation completely. Given the foregoing, we do not expect to be identified by the SEC again as a “commission- identified issuer” following the filing of our Annual Report for the fiscal year ended December 31, 2023. However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. For details of risks related to the HFCAA, see “Risk Factors — Risks Relating to Doing Business in China — The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment.

Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company” on page 26 of this prospectus for additional information and “Risk Factors — Risks Relating to Our Corporate Governance — We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
The information contained or incorporated in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our securities.
Investing in our securities being offered pursuant to this prospectus involves a high degree of risk. You should carefully read and consider the “Risk Factors” section of this prospectus, the risk factors set forth in our most recent Annual Report on Form 20-F and in our other reports incorporated herein by reference, before you make your investment decision.
Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is [•], 2024.

i

ABOUT THIS PROSPECTUS
You should carefully read this prospectus and the information described below under the heading “Where You Can Find More Information.” Neither we nor the Selling Shareholders have authorized anyone to give any information or make any representation about our company that is different from, or in addition to, that contained in this prospectus, including in any of the materials that have been incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it as authorized by us. You should rely only on the information contained or incorporated by reference in this prospectus.
You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information that has been incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying supplement to this prospectus is delivered or securities are sold on a later date. Neither the delivery of this prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date hereof or that the information incorporated by reference herein is correct as of any time subsequent to the date of such information.
The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you.
This prospectus and the information incorporated herein by reference contain summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.”
In this prospectus, unless otherwise indicated or unless the context otherwise requires:
•
“active workers” refers to the number of workers that established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform in a given period;

•
“ADRs” refers to the American depositary receipts which, if issued, evidence the ADSs (defined below);

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“ADSs” refers to American depositary shares, each of which represents ten Class A ordinary shares (defined below);

•
“affiliated entities” refers to, collectively, the VIE (defined below) and its subsidiaries;

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“B&B(s)” refers to a small lodging establishment that offers overnight accommodation and breakfast;

•
“China” or “PRC” refers to the People’s Republic of China, excluding, for the purpose of this prospectus only, Taiwan and the special administrative regions of Hong Kong and Macau; given the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong;

•
“Class A ordinary shares” refers to our Class A ordinary shares of par value US$0.0001 per share;

•
“Class B ordinary shares” refers to our Class B ordinary shares of par value US$0.0001 per share;

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“CSRC” refers to the China Securities Regulatory Commission;

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“HFCAA” refers to Holding Foreign Companies Accountable Act, as amended;

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“industry customer(s)” refers to business customer(s) to which we offer services, primarily including on- demand consumer service companies in the food and non-food delivery, ride-hailing, housekeeping and bike-sharing industries, as well as chain restaurants and other companies in the overall service industry, such as hotels and B&Bs;
•
“KPI(s)” refers to key performance indicator(s);

•
“ordinary shares” or “shares” refer to our ordinary shares comprising Class A ordinary shares, par value US$0.0001 per share and/or Class B ordinary shares, par value US$0.0001 per share;

•
“registered workers” refers to the accumulative number of workers that have established business outsourcing relationship with us, joined our insurance programs, and completed at least one transaction on our platform since our inception;

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“RMB” or “Renminbi” refers to the legal currency of China;

•
“US$,” “U.S. dollars,” “$” or “dollars” refers to the legal currency of the United States of America;

•
“VIE” refers to Beijing Quhuo Technology Co., Ltd.; and

•
“we,” “us,” “our,” or “our company” refers to Quhuo Limited and its subsidiaries, and, in the context of describing our consolidated financial information, includes the affiliated entities.

Unless otherwise noted, all translations from Renminbi to U.S. dollars in this prospectus were made at the exchange rate of RMB7.2672 to US$1.00, the exchange rate in effect as of June 28, 2024 set forth in the H.10 statistical release of the Board of Governors of the Federal Reserve System. We make no representation that any Renminbi or U.S. dollar amounts could have been, or could be, converted into U.S. dollars or Renminbi, as the case may be, at any particular rate, or at all. All discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.
We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not directly or indirectly sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.
For investors outside the United States: We have not done anything that would permit the offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities described herein and the distribution of this prospectus outside the United States.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus and the information incorporated by reference contain forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements are made under the “safe-harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. Known and unknown risks, uncertainties and other factors, including those listed under the section of “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” to our most recent Annual Report on Form 20-F filed with the SEC on April 17, 2024 and incorporated by reference in this prospectus, may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
You can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “likely to,” “potential,” “plan,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategies and financial needs. These forward-looking statements include, but are not limited to, statements about:
•
our goals and strategies;

•
our future business development, financial condition and results of operations;

•
the trends and expected growth of gig economy, the on-demand consumer service market, and workforce operational solution platform market in China;

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our expectations regarding the demand for and market acceptance of our services;

•
our expectations regarding our relationships with industry customers, workers, strategic partners and other stakeholders;

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competition in our industry;

•
relevant government policies and regulations relating to our industry; and

•
assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. You should read thoroughly this prospectus (as supplemented or amended) and the information incorporated by reference in this prospectus with the understanding that our actual future results may be materially different from, or worse than, what we expect. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward- looking statements. In addition, the rapidly changing nature of the on-demand consumer service market and workforce operational solution platform market results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. We qualify all of our forward-looking statements by these cautionary statements.
You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

PROSPECTUS SUMMARY
Investors are cautioned that the ADSs offered under this prospectus are securities of Quhuo Limited, our Cayman Islands holding company, which is not a Chinese operating company nor does it have any substantive business operations. Quhuo Limited conducts business in China through the affiliated entities.
The following summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus and does not contain all of the information that you need to consider in making your investment decision. We urge you to read this entire prospectus (as supplemented or amended), including our consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference in this prospectus from our other filings with the SEC, before making an investment decision.
Company Overview
We are a leading gig economy platform focusing on local life services in China. We operate a platform of large, flexible and standardized workforce. As of June 30, 2024, we had approximately 770,000 registered workers on our platform. We provide tech-enabled, end-to-end operational solutions primarily to consumer service businesses, including on-demand delivery solutions, mobility service solutions, housekeeping and accommodation solutions, and other services. Leveraging our internal technology infrastructure, we are able to deploy workers across different regions and industries to serve our customers in a flexible, standardized and specialized manner, such as fulfilling delivery orders of prepared food, grocery and fresh food, carrying out maintenance works for shared bikes, fulfilling intra-city and long-distance transportation orders, and providing housekeeping and accommodation services for hotels and B&Bs.
To the on-demand consumer service companies that we serve, our platform helps them mobilize a large team of workers who can follow industry-specific, standardized and highly efficient service procedures through a combination of training, performance monitoring and refinement, and incentives. As such, our industry customers can focus more on their business strategy and operational and financial performance. As of June 30, 2024, our industry customers comprised many top market players in their respective industries, such as Meituan and Ele.me in the on-demand delivery industry and other chain restaurants such as KFC, Didi and Hello in the mobility-as-a-service sector (including bike-sharing and ride-hailing), and Hilton Hotels and Resorts, Kingkey Group and Marriott International in the hotel industry. We had reached 132 cities across 29 provinces, municipalities and autonomous regions in China as of June 30, 2024.
To the workers on our platform, we provide them with diversified, flexible earning opportunities. We empower workers with minimal work experience to begin their career and progress with us. During the quarters ended June 30 and March 31, 2024, we had approximately 55,800 and 53,400 average monthly active workers on our platform, respectively. During the quarters ended December 31, September 30, June 30 and March 31, 2023, we had approximately 53,500, 64,300, 56,800, and 62,500 average monthly active workers on our platform, respectively. During the quarters ended December 31, September 30, June 30 and March 31, 2022, we had approximately 57,000, 65,200, 60,200 and 57,300 average monthly active workers on our platform, respectively. We believe that the size of our workforce allows us to better serve our industry customers when they enter new geographical markets or new on-demand consumer service industries. We also encourage workers on our platform to bring in their friends, relatives and acquaintances to continually and organically expand our workforce network and minimize worker turnovers, making our platform more stable.
Leveraging Quhuo+, our proprietary technology infrastructure, we are able to centralize our operational management and streamline our solution process. For workers in a management position, such as team leaders for our on-demand delivery solutions, Quhuo+ allows them to pinpoint workers on our platform to monitor their workload and performance, and dynamically manage staffing and maintain solution quality. With Quhuo+, team leaders are able to transcribe industry-specific KPIs obtained from industry customers into executable guidance for workers on our platform, and benchmark workforce performance across all workers and teams based on data-driven analytics to refine our solutions and optimize our operational efficiency. For rank-and-file workers, Quhuo+ allows them to review their workload, access on-the-job training and review their performance. Moreover, we have developed Quhuo+ into a scalable modular system with customizable parameters and settings to smoothly manage and transfer massive workers across different regions and industries we serve. As a result, we are able to cultivate a specialized yet flexible workforce and deploy the same workers across different industry settings based on their work schedules by, for example, allowing delivery riders on our platform to take part in our shared-bike maintenance solutions during their off-peak hours. As such, we are able to scale up our business and expand into greenfield regions or industries quickly and cost-effectively with minimal incremental costs on infrastructure.
We generate revenue primarily from service fees paid by our industry customers, and to a lesser extent, from rental fees under our car leasing agreements with drivers engaged in our ride-hailing solutions. We incur cost from paying service fees to workers engaged in our solutions as independent contractors. Our revenues were approximately RMB4,025.3 million, RMB3,820.4 million, and RMB 3,702.4 million (US$521.5 million) in 2021, 2022, and 2023, respectively. We recorded net losses of approximately RMB191.2 million and RMB16.4 million in 2021 and 2022, respectively and net income of approximately RMB 6.0 million (approximately US$0.8 million) in 2023. Excluding the effect of share-based compensation expenses, we recorded adjusted net income of approximately RMB3.3 million and RMB 5.5 million (US$0.8 million) in 2022 and 2023, respectively, and adjusted net loss of RMB122.3 million in 2021. See “Item 5. Operating and Financial Review and Prospects — A. Operating Results — Non-GAAP Financial Measures” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Recent Developments
On May 10, 2024, we received a written notice from the Listing Qualifications Department of the Nasdaq, notifying us that (1) we are not in compliance with the Minimum Bid Price Rule) and the MVPHS Rule. The notice has no immediate impact on the listing of our ADSs on the Nasdaq Global Market. We were provided a period of 180 calendar days, until November 6, 2024, to regain compliance with the Minimum Bid Price Rule and the MVPHS Rule. For the risk related to our incompliance with Nasdaq Listing Rules, see “Risk Factors — Risks Relating to the ADSs — We are not in compliance with the Nasdaq Listing Rule concerning the minimum bid price of our ADSs and our minimum market value of publicly held shares. If we fail to regain compliance with such or if we encounter other deficiencies in the future, our ADSs may be delisted from the Nasdaq or trading may be suspended” in this prospectus.
On May 16, 2024, Ms. Chenxi Zhao resigned from the position as a member of our board of directors (the “Board”).
On May 24, 2024, we removed Ms. Wenying Lyu from the Board in accordance with the Company’s Third Amended and Restated Memorandum and Articles of Association.
On July 1, 2024, we entered into the Acquisition Agreements with certain minority shareholders (the “Minority Shareholders”) of Quhuo International, our subsidiary incorporated under the laws of Hong Kong and engaged in the vehicle export business, pursuant to which we acquired an aggregate of 39.1% equity interest in Quhuo International on the terms and subject to the conditions set forth therein. The Company, the Minority Shareholders and Quhuo International proposed to consummate the Acquisition based on a discounted total equity value of Quhuo International of US$94 million. On the same day, we issued the Convertible Notes to the Minority Shareholders, in connection with the Acquisition. Prior to the Acquisition, we held 51.0% equity interest in Quhuo International. On July 31, 2024, we acquired an aggregate of 39.1% equity interest in Quhuo International and hold 90.1% equity interest in Quhuo International as of the date of this prospectus.
On August 8, 2024, the holders of the Convertible Notes elected to convert the principal into Class A ordinary shares at the fixed conversion price as contemplated in the Convertible Notes, resulting in an issuance of a total of 793,868,246 Class A ordinary shares on August 8, 2024.
Our Corporate Structure and Contractual Arrangements with the VIE and its Shareholders
Quhuo Limited, our ultimate Cayman Islands holding company, does not have any substantive operations. Beijing Quhuo Information Technology Co., Ltd is our wholly-owned PRC subsidiary and a foreign-invested enterprise under PRC laws. We conduct our business in China through the VIE and its subsidiaries in China, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services. Neither the investors nor we ourselves have an equity ownership in, direct foreign investment in, or control of, through such ownership or investment, the VIE. Instead, we receive the economic benefits of the VIE’s business operation through a series of contractual agreements with the VIE and these agreements have not been tested in court. Because of these contractual arrangements, we are the primary beneficiary of the VIE for accounting purposes and able to consolidate the financial results of the VIE and its subsidiaries with ours only if we meet the conditions for consolidation under U.S. GAAP. However, our contractual arrangements with the VIE are not equivalent of an investment in the VIE. The VIE structure involves unique risks to investors in the ADSs. Investors in the ADSs are purchasing equity securities of our ultimate Cayman Islands holding company rather than purchasing equity securities of the VIE, and investors in the ADSs may never hold equity interests in the VIE.
For more details of these contractual arrangements, see “Item 4. Information on the Company — C. Organizational Structure — Our Contractual Arrangements” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. For more details of risks related to our VIE structure, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
In January 2023, we incorporated a subsidiary in Hong Kong, Quhuo International Trade (HK) Limited, or Quhuo International, in which we currently hold a 90.1% ownership interest. Quhuo International has commenced operations in Hong Kong since May 2023. In addition, in August 2023, we formed a wholly-owned subsidiary in Hong Kong, Quhuo (Hong Kong) Auto Limited, or Quhuo Auto, which has yet to commence operation as of the date of this prospectus. As a result of our operations in Hong Kong through Quhuo International, we are subject to the applicable laws and regulations of Hong Kong. Given that the PRC government’s authority and oversight may extend to Hong Kong, the legal and operational risks associated with operating in China also apply to operations in Hong Kong. For further details, see “Risk Factors — Risks Relating to Doing Business in Hong Kong” in this prospectus.
The following diagram illustrates our simplified corporate structure, including our principal subsidiaries, the VIE and its subsidiaries, as of the date of this prospectus:

Quhuo Limited (Cayman Islands)
100%
Quhuo Investment Limited (British Virgin Islands)
100%
Quhuo Technology Investment (Hong Kong) Limited (Hong Kong)
100%
Quhuo (Hong Kong) Limited Auto Limited (Hong Kong)
90.1%
Quhuo International Trade (HK) Limited (Hong Kong)(1)
Outside China
Inside China
100%
Beijing Quhuo Information Technology Co., Ltd.
Beijing Quhuo Technology Co., Ltd.(2)
100%
Shanghai Yijida Network Technology Co., Ltd.
100%
Shanghai Quhuo Network Technology Co., Ltd.
100%
Shanghai Kuike Network Technology Co., Ltd.
100%
Ningbo Dagong Network Technology Co., Ltd.
70%
Nantong Runda Marketing Planning Co., Ltd.(3)
100%
Hainan Quhuo Technology Co., Ltd. Hainan
55%
Haikou Chengtu Network Technology Co., Ltd.(5)
100%
Lailai Information Technology (Shenzhen) Co., Ltd.(6)
Other subsidiaries
100%
Ningbo Xinying Network Technology Co., Ltd.
100%
Hainan Xinying Technology Co., Ltd.
51%
Jiangxi Youke Automobile Rental Service Co., Ltd.(4)
Equity Interests
Contractual Arrangements

Notes:
(1)
The remaining 9.9% of the ownership interests of Quhuo International Trade (HK) Limited is owned by Mr. Bo Liang, the general manager of Quhuo International Trade (HK) Limited.

(2)
The shareholders of Beijing Quhuo Technology Co., Ltd., or Beijing Quhuo, include Ms. Peilin Yu, sister of Mr. Leslie Yu, Mr. Shuyi Yang, Mr. Zhen Ba, Ningbo Maiken Investment Management LLP and Mr. Tongtong Li, holding 25.7264%, 24.9784%, 9.6547%, 38.8250% and 0.8154% of the equity interests of the VIE, respectively.

(3)
The remaining 30% of the equity interests of Nantong Runda Marketing Planning Co., Ltd. is owned by two independent individuals.

(4)
The remaining 49% of the equity interests of Jiangxi Youke Automobile Rental Service Co., Ltd. is owned by an independent individual.

(5)
The remaining 54.16% of the equity interest of Haikou Chengtu Network Technology Co., Ltd. is owned by four independent third parties.

(6)
In November 2020, we acquired a 54.22% equity interest in Lailai Information Technology (Shenzhen) Co., Ltd., an on-demand workforce platform that specializes in housekeeping solutions for hotels and B&Bs. In January 2022, we acquired the remaining 45.78% equity interest in Lailai Information Technology (Shenzhen) Co., Ltd.

Our Contractual Arrangements
Current PRC laws and regulations impose restrictions or prohibitions on foreign ownership and investment in companies that engage in value-added telecommunications services. We are a company registered in the Cayman Islands, and WFOE, our PRC subsidiary, is a foreign-invested enterprise under PRC laws. We conduct our business in China through Beijing Quhuo, the VIE, and its subsidiaries, or collectively the affiliated entities, in China, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services.
We have entered into a series of contractual arrangements, through WFOE, with the VIE and its registered shareholders to direct the activities of the affiliated entities that most significantly impact their economic performance, through which we commence our business. These VIE agreements have not been tested in court. Through the VIE agreements, the shareholders of the VIE effectively assigned all of their voting rights underlying their respective equity interest in the VIE to us, which enabled us to direct the activities of the VIE that most significantly impact its economic performance, and we, through our WFOE, have the right to receive economic benefits from the VIE that could potentially be significant to the VIE and have the obligation to absorb losses of the VIE that could potentially be significant to the VIE.
Power of Attorney.   Pursuant to the power of attorney, dated as of August 23, 2019 and amended on April 25, 2023, executed and issued by the VIE’s shareholders, each of them irrevocably appointed and authorized WFOE or its designee(s) to act on their respective behalf as exclusive agent and attorney-in-fact, to the extent permitted by PRC law, with respect to all rights of shareholders concerning all the equity interest held by each of these shareholders in the VIE, including but not limited to, the power to vote on its behalf on all matters of the VIE requiring shareholder approval under PRC laws and regulations and the articles of association of the VIE, rights to information relating to all business aspects of the VIE, proposing to convene or attend shareholder meetings, signing the resolutions and minutes of such meetings, exercising all the other rights as shareholders, such as nomination rights, appointment rights, the right to receive dividends and the right to sell, transfer, pledge or dispose of all the equity held in part or in whole.
Equity Interest Pledge Agreements.   Under each of the equity interest pledge agreements, dated as of August 23, 2019 or April 25, 2023, as applicable, entered into by and among WFOE, the VIE and each of its shareholders, each of the VIE’s shareholders pledged all of their equity interests in the VIE to WFOE as security and guarantee on performance of the respective obligations of the VIE and each of its shareholders under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney. If any of the VIE or its shareholders breach their contractual obligations under those agreements, WFOE, as the pledgee, will be entitled to certain rights, including enforcing the pledge immediately. WFOE may transfer all or any of its rights and obligations under any of the equity interest pledge agreements to its designee(s) any time after notifying the VIE and the signing shareholder. This pledge has become effective since the date the pledged equity interests were registered with the competent administration for industry and commerce and will remain in effect until the fulfillment of all the obligations under the exclusive call option agreement, the exclusive business cooperation agreement and the power of attorney.
Letters of Shareholder Undertaking, Letters of Spousal Undertakings and Letter of Confirmation.    Pursuant to each of the letters of shareholder undertaking, dated as of August 23, 2019 or April 25, 2023, as applicable, executed and provided by each of the individual shareholders of the VIE, each of the letters of spousal undertakings, dated as of as of August 23, 2019 or April 25, 2023, as applicable, executed and provided by each of the spouse of the VIE’s individual shareholders and a letter of confirmation, dated as of August 23, 2019 and amended on April 25, 2023, executed and issued by Mr. Leslie Yu in favor of us, each of the individual shareholders and the spouse of such shareholders, among others, (1) confirmed the duly authorization and validity of and the arrangements under the exclusive call option agreement, the exclusive business cooperation agreement, the equity interest pledge agreements and the power of attorney, (2) unconditionally and irrevocably agreed that the in the event of their deaths, incapacity or other circumstances under which they no longer have the ability to perform their obligations under the agreements described herein, their respective equity interests in the VIE together with all interests attached thereto will be transferred, free of charge and without any condition, to WFOE or its designee(s) to the extent permitted by PRC laws; and (3) confirmed that the respective equity interests of the VIE’s shareholders in the VIE are exclusive and personal assets of such shareholders, instead of common assets jointly owned with their respective spouse, and agreed to be subject to the obligations and arrangements under the agreements described herein in the event any equity interest in the VIE will be held by the respective spouse of such shareholders.
Exclusive Business Cooperation Agreement.   Pursuant to the exclusive business cooperation agreement dated as of August 23, 2019 entered into by and between WFOE and the VIE, WFOE has the exclusive right, during the term of the exclusive business cooperation agreement to provide or designate any third-party to provide, among others, comprehensive business support, technological support, and relevant consulting services, the scope of which is to be determined by WFOE from time to time. WFOE owns the exclusive intellectual property rights created as a result of the performance of this agreement. In exchange, the VIE and its subsidiaries pay service fees to WFOE at the time and in an amount to be determined by WFOE in its sole discretion. This agreement shall remain effective for ten years from the execution date and may be extended by WFOE at its sole discretion.
Exclusive Call Option Agreement.   Under the exclusive call option agreement, dated as of August 23, 2019 and amended on April 25, 2023, entered into by and between WFOE, the VIE and its shareholders, each of the shareholders of the VIE irrevocably granted WFOE or its designated representatives an exclusive right to purchase, to the extent permitted by the PRC laws and regulations and at the sole discretion of WFOE all or any part of their equity interests in the VIE at a purchase price equal to the lowest price permissible under the PRC laws and regulations. The shareholders of the VIE shall also promptly give all considerations they received from the exercise of the options to WFOE or its designee(s). WFOE or its designated representatives have sole discretion as to when to exercise such options, either in part or in full. Without prior written consent of WFOE, the VIE’s shareholders shall not, among others, sell, transfer, mortgage, create any pledge or encumbrance on or otherwise dispose their equity interests in the VIE. This agreement shall remain effective until the date of termination of the Exclusive Business Cooperation Agreement and may be extended at WFOE’s sole discretion until the entire equity interests in the VIE transferred to WFOE or its designee(s).
In the opinion of Yuan Tai Law Offices, our PRC legal counsel, the ownership structures of the VIE and WFOE currently do not result in any violation of applicable PRC laws and regulations currently in effect; and the contractual arrangements between WFOE, the VIE and its shareholders governed by PRC law currently are valid and legally binding on each party thereto and enforceable in accordance with the terms thereof, subject as to enforceability to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, the discretion of relevant governmental authorities in exercising their authority in connection with the interpretation and implementation thereof, and the application of relevant PRC laws and policies thereto, and to general equity principles.

However, there are substantial uncertainties regarding the interpretation and application of current and future PRC laws, regulations and rules. Our PRC legal counsel has advised us that the PRC regulatory authorities may take a view that is contrary to or otherwise different from the opinion of our PRC legal counsel. It is uncertain whether any new PRC laws or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. If we or the VIE is found to be in violation of any existing or future PRC laws or regulations or fail to obtain or maintain any of the required permits or approvals, the relevant PRC regulatory authorities would have broad discretion to take action in dealing with such violations or failures. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities registered hereunder may decline in value or become worthless,” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects,” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Uncertainties with respect to the PRC legal system could adversely affect us” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Financial Information Related to the VIE
Selected Condensed Balance Sheet Information
The following tables present the selected condensed consolidated balance sheet information relating to Quhuo Limited, WFOE, the VIE and its subsidiaries as of June 30, 2024 and 2023 and December 31, 2023 and 2022.
	As of June 30, 2024
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	15,926	74	23,931	(1)	39,930
Inter-group balance due from	100,236	60,333	—	(160,569)	—
Other current assets	64,015	43,945	539,245	(23,323)	623,882
Total current assets	180,177	104,352	563,176	(183,893)	663,812
Investment in subsidiaries, the VIE and its subsidiaries	278,070	—	—	(278,070)	—
Other non-current assets	—	90	317,372	—	317,462
Total non-current assets	278,070	90	317,372	(278,070)	317,462
Total assets	458,247	104,442	880,548	(461,963)	981,274
Inter-group balance due to	—	100,246	60,333	(160,579)	—
Other liabilities	4,545	10,257	444,078	47,540	506,420
Total liabilities	4,545	110,503	504,411	(113,039)	506,420
Total shareholders’ equity	453,701	(6,061)	376,137	(348,923)	474,854
Total liabilities and shareholders’ equity	458,247	104,442	880,548	(461,963)	981,274

	As of June 30, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	24,675	3,730	86,635	—	115,040
Inter-group balance due from	81,503	47,089	—	(128,592)	—
Other current assets	63,056	24,207	543,662	(10,420)	620,505
Total current assets	169,234	75,026	630,297	(139,012)	735,545
Investment in subsidiaries, the VIE and its subsidiaries	336,941	—	—	(336,941)	—
Other non-current assets	—	166	350,039	(1)	350,204
Total non-current assets	336,941	166	350,039	(336,942)	350,204
Total assets	506,175	75,192	980,336	(475,954)	1,085,749
Inter-group balance due to	—	81,513	47,089	(128,602)	—
Other liabilities	7,255	215	530,377	48,609	586,456
Total liabilities	7,255	81,728	577,466	(79,993)	586,456
Total shareholders’ equity	498,920	(6,537)	402,870	(395,960)	499,293
Total liabilities and shareholders’ equity	506,175	75,191	980,336	(475,953)	1,085,749
	As of December 31, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	905	590	43,690	—	45,185
Inter-group balance due from	104,872	44,054	—	(148,926)	—
Other current assets	68,379	53,003	544,293	(11,427)	654,248
Total current assets	174,156	97,647	587,983	(160,353)	699,433
Investment in subsidiaries, the VIE and its subsidiaries	344,955	—	—	(344,955)	—
Other non-current assets	—	111	332,390	2	332,503
Total non-current assets	344,955	111	332,390	(344,953)	332,503
Total assets	519,111	97,758	920,373	(505,306)	1,031,936
Inter-group balance due to	—	104,882	44,054	(148,936)	—
Other liabilities	11,531	(272)	470,232	45,167	526,658
Total liabilities	11,531	104,610	514,286	(103,769)	526,658
Total shareholders’ equity	507,580	(6,852)	406,087	(401,537)	505,278
Total liabilities and shareholders’ equity	519,111	97,758	920,373	(505,306)	1,031,936
	As of December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Cash	7,157	708	87,579	—	95,444
Inter-group balance due from	88,264	58,489	18	(146,771)	—
Other current assets	61,855	22,646	560,516	(21,240)	623,777
Total current assets	157,276	81,843	648,113	(168,011)	719,221

	As of December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Investment in subsidiaries, the VIE and its subsidiaries	345,026	—	—	(345,026)	—
Other non-current assets	—	227	336,169	—	336,396
Total non-current assets	345,026	227	336,169	(345,026)	336,396
Total assets	502,302	82,070	984,282	(513,037)	1,055,617
Inter-group balance due to	—	88,282	58,489	(146,771)	—
Other liabilities	1,140	823	500,912	55,165	558,040
Total liabilities	1,140	89,105	559,401	(91,606)	558,040
Total shareholders’ equity	501,162	(7,035)	424,881	(421,431)	497,577
Total liabilities and shareholders’ equity	502,302	82,070	984,282	(513,037)	1,055,617

Selected Condensed Consolidated Statements of Comprehensive Income (Loss) Data
The following table presents the selected condensed consolidated statements of comprehensive (loss)/income relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the six months ended June 30, 2024 and 2023 and the fiscal years ended December 31, 2023, 2022 and 2021.
	Six Months Ended June 30, 2024
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	58,850	4,842	1,561,087	(4,841)	1,619,938
Cost of revenues	(56,108)	(294)	(1,538,790)	—	(1,595,192)
Operating and other expenses	(5,163)	(3,501)	(59,853)	(2,744)	(71,261)
(Loss)/gain from VIE and its subsidiaries	(48,419)	—	—	48,419	—
Net income/(loss)	(50,840)	1,047	(37,556)	40,834	(46,515)
	Six Months Ended June 30, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	11,981	8,432	1,724,336	(8,432)	1,736,317
Cost of revenues	(11,868)	(16)	(1,657,631)	—	(1,669,515)
Operating and other expenses	(2,785)	(7,917)	(61,678)	(113)	(72,493)
(Loss)/gain from VIE and its subsidiaries	(6,864)	—	—	6,864	—
Net income/(loss)	(9,536)	499	5,027	(1,681)	(5,691)

	Year Ended December 31, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	154,455	12,990	3,547,932	(12,990)	3,702,387
Cost of revenues	(151,940)	(23)	(3,383,816)	1	(3,535,778)
Operating and other expenses	(3,415)	(12,784)	(141,886)	(2,516)	(160,601)
(Loss)/gain from VIE and its subsidiaries	8,141	—	—	(8,141)	—
Net income/(loss)	7,241	183	22,230	(23,646)	6,008
	Year Ended December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	13,864	3,820,378	(13,864)	3,820,378
Cost of revenues	—	(63)	(3,567,627)	—	(3,567,690)
Operating and other expenses	(58,391)	(17,279)	(190,812)	(2,620)	(269,102)
(Loss)/gain from VIE and its subsidiaries	45,261	—	—	(45,261)	—
Net (loss)/income	(13,130)	(3,478)	61,939	(61,745)	(16,414)
	Year Ended December 31, 2021
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Revenues	—	13,766	4,025,279	(13,766)	4,025,279
Cost of revenues	—	(97)	(3,849,585)	—	(3,849,682)
Operating and other expenses	(54,353)	(16,241)	(296,233)	—	(366,827)
(Loss)/gain from VIE and its subsidiaries	(103,554)	—	—	103,554	—
Net (loss)/income	(157,907)	(2,572)	(120,539)	89,788	(191,230)
Selected Condensed Consolidated Cash Flow Information
The following table presents the selected condensed consolidated statements of cash flows relating to Quhuo Limited, WFOE, the VIE and its subsidiaries for the six months ended June 30, 2024 and 2023 and the years ended December 31, 2023, 2022 and 2021.
	For the Six Months Ended June 30, 2024
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	14,017	(24,949)	(30,556)	—	(41,488)
Net cash (used in) provided by investing activities	863	(5)	26,523	(16,279)	11,102
Net cash (used in) provided by financing activities	1	24,438	(16,082)	16,279	24,636
Effect of exchange rate changes	138	—	—	—	138
Net increase (decrease) in cash and restricted cash	15,019	(516)	(20,115)	—	(5,612)

	For the Six Months Ended June 30, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	16,825	(8,355)	(30,836)	—	(22,366)
Net cash (used in) provided by investing activities	139	(22)	(6,036)	11,400	5,481
Net cash (used in) provided by financing activities	—	11,400	30,280	(11,400)	30,280
Effect of exchange rate changes	554	—	218	—	772
Net increase (decrease) in cash and restricted cash	17,518	3,023	(6,374)	—	14,167
	Year Ended December 31, 2023
	Parent and its subsidiaries	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	(7,787)	(14,530)	(74,965)	—	(97,282)
Net cash (used in) provided by investing activities	1,419	(22)	2,552	14,435	18,384
Net cash (used in) provided by financing activities	—	14,435	24,221	(14,435)	24,221
Effect of exchange rate changes	116	—	(6)	—	110
Net increase (decrease) in cash and restricted cash	(6,252)	(117)	(48,198)	—	(54,567)
	Year Ended December 31, 2022
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	(7,664)	(31,672)	114,059	—	74,723
Net cash (used in) provided by investing activities	5,582	2,663	39,767	29,199	77,211
Net cash (used in) provided by financing activities	—	29,199	(82,140)	(29,199)	(82,140)
Effect of exchange rate changes	627	—	(306)	—	321
Net increase (decrease) in cash and restricted cash	(1,455)	190	71,380	—	70,115
	Year Ended December 31, 2021
	Parent	WFOE	VIE and its subsidiaries	Eliminations	Consolidated
	(RMB in thousands)
Net cash (used in) provided by operating activities	(1,015)	(2,179)	(27,699)	—	(30,893)
Net cash (used in) provided by investing activities	—	(1,190)	(112,604)	3,381	(110,413)
Net cash (used in) provided by financing activities	1	3,380	68,673	(3,381)	68,673
Effect of exchange rate changes	(214)	—	—	—	(214)
Net increase (decrease) in cash and restricted cash	(1,228)	11	(71,630)	—	(72,847)

Change in Registrant’s Certifying Accountant
On October 31, 2022, we dismissed Ernst & Young Hua Ming LLP, or EY, as our independent registered public accounting firm and engaged Marcum Asia CPAs LLP, or Marcum Asia, as our independent registered public accounting firm on the same date, to audit our consolidated financial statements as of and for the fiscal year ended December 31, 2022. The appointment of Marcum Asia was approved by our audit committee and board of directors on October 31, 2022, effective immediately. The report of EY on our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and 2021 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles. Please refer to the relevant disclosure reported under the heading “Change in Registrant’s Certifying Accountant” of our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus, and to the accompanying Exhibit 15.4 of such Annual Report on Form 20-F.
The Holding Foreign Companies Accountable Act
Pursuant to the HFCAA, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspections by PCAOB for two consecutive years, the SEC will prohibit our shares or the ADSs from being traded on a national securities exchange or in the over- the-counter trading market in the United States. On June 22, 2021, the U.S. Senate passed the Accelerating Holding Foreign Companies Accountable Act, and on December 29, 2022, the Consolidated Appropriations Act was signed into law, which contained, among other things, an identical provision to the Accelerating Holding Foreign Companies Accountable Act and amended the HFCAA by requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time period for triggering the delisting of our Company and the prohibition of trading in our securities if the PCAOB is unable to inspect our accounting firm at such future time. On December 16, 2021, the PCAOB issued a report to notify the SEC of its determination that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, including our auditor. On October 6, 2022, we were conclusively identified by the SEC under the HFCAA due to the fact that our previous auditor was located in mainland China and could not be inspected by the PCAOB. On December 15, 2022, the PCAOB issued a report that vacated its December 16, 2021 determination and removed mainland China and Hong Kong from the list of jurisdictions where it is unable to inspect or investigate completely registered public accounting firms. Each year, the PCAOB will determine whether it can inspect and investigate completely audit firms in mainland China and Hong Kong, among other jurisdictions.
We dismissed EY and appointed Marcum Asia, as our independent registered public accounting firm, effective from October 31, 2022. EY is a registered public accounting firm which issued an audit report for our consolidated financial statements as of and for the three-years ended December 31, 2021. The PCAOB previously determined it was unable to fully investigate or inspect EY due to the positions taken by PRC authorities until December 2022, when the PCAOB vacated its previous determination. Our current auditor, Marcum Asia, as an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Marcum Asia is headquartered in New York, New York, a jurisdiction where the PCAOB is able to conduct inspection and investigation completely. Given the foregoing, we do not expect to be identified as a “commission-identified issuer” following the filing of our Annual Report for the fiscal year ended December 31, 2023.
However, if our future audit reports are prepared by auditors headquartered in one of the jurisdictions that cannot be completely inspected by the PCAOB, we would be identified as a “commission-identified issuer” following the filing of the annual report on Form 20-F for the relevant fiscal year. There can be no assurance that we would not be identified as a “commission-identified issuer” for any future fiscal year, and if we were so identified for two consecutive years, we would become subject to the prohibition on trading under the HFCAA. Furthermore, the PCAOB’s inability to conduct inspections in China in the past prevented it from fully evaluating the audits and quality control procedures of our prior independent registered public accounting firm. As a result, we and our investors were deprived of the benefits of such PCAOB inspections. The inability of the PCAOB to conduct inspections of auditors with presence in China in the past made it more difficult to evaluate the effectiveness of our prior independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of China that were subject to the PCAOB inspections, which could cause investors and potential investors in our securities to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. For details of risks related to the HFCAA, see “Risk Factors — Risks Relating to Doing Business in China — The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the- counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Permissions Required from the PRC Authorities for Our Operations and Securities Offerings
Quhuo Limited is a company incorporated in the Cayman Islands, and WFOE, our PRC subsidiary, is a foreign-invested enterprise under PRC laws. We do not have any substantive business operations on our own, and we conduct our business in China through the VIE and its subsidiaries, and may in the future commence or acquire businesses that are subject to the restrictions with respect to value-added telecommunications services as set out in the Negative List (2021 Version) promulgated by the MOFCOM and the NDRC.
We and the VIE face various legal and operational risks and uncertainties related to being based in and having significant operations in China. The PRC government has significant authority to exert influence on the ability of a China-based company, such as us and the affiliated entities, to conduct its business, accept foreign investments or list on U.S. or other foreign exchanges. For example, we and the affiliated entities face risks associated with regulatory approvals of offshore offerings, oversight on cybersecurity and data privacy, as well as the historical lack of inspection on our auditors by the PCAOB. Such risks could result in a material change in our operations and/or the value of the ADSs or could significantly limit or completely hinder our ability to offer ADSs and/or other securities to investors and cause the value of such securities to significantly decline or be worthless. The PRC government also has significant discretion over the conduct of the business of us and the affiliated entities and may intervene with or influence our operations or the development of the value-added telecommunications service industry as it deems appropriate to further regulatory, political and societal goals. Furthermore, the PRC government has recently indicated an intent to exert more oversight and control over overseas securities offerings and foreign investment in China-based companies like us. Any such action, once taken by the PRC government, could significantly limit or completely hinder our ability to offer securities to investors and cause the value of such securities to significantly decline or in extreme cases, become worthless. For further details, see “Risk Factors — Risks Related to Our Corporate Structure” and “Risk Factors — Risks Related to Doing Business in China” in this prospectus, and “Item 3. Key Information — D. Risk Factors — Risks Related to Our Corporate Structure” and “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Our operations in China are governed by PRC laws and regulations, our subsidiary in China and the affiliated entities are required to obtain licenses, permits, filings, or approvals for the functions and services of our respective platforms. As of the date of this prospectus, we believe our subsidiary in China and the affiliated entities have obtained all the licenses, permits, filings, or approvals for our current operations in China, including, among others, the ICP license, human resources service license, courier business license, road transportation operating license and labor dispatch operating license. Because the Company’s business is constantly evolving, and due to the uncertainties of interpretation and implementation of relevant laws and regulations, the enforcement practice by government authorities in the PRC, and the complexity of relevant laws and regulations in China that may change or introduce new requirements in the future, we cannot assure you that our subsidiary in China and the affiliated entities have obtained all the permits or licenses required for conducting our and the affiliated entities’ business in China, or that we and the affiliated entities will be able to renew existing licenses and permits in the future. For more detailed information, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — If we and the VIE fail to obtain requisite approvals, licenses or permits applicable to our and the VIE’s business or to comply with applicable laws and regulations, our and the VIE’s business, financial condition, results of operations and prospects may be materially and adversely affected.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
On December 28, 2021, the NDRC and several other agencies jointly adopted and published the new Measures for Cybersecurity Review (the “New Cybersecurity Measures”), effective from February 15, 2022. The New Cybersecurity Measures reiterate that, if an operator of critical information infrastructure who purchases network products or services that affects or may affect national security, or if a network platform operator who possesses the personal information of more than 1 million users intends to list in a foreign country, they shall file with the Office of Cybersecurity Review for cybersecurity review. The New Cybersecurity Measures further elaborate the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.
As of the date of this prospectus, we do not have over one million users’ personal information and do not anticipate that we will be collecting over one million users’ personal information in the foreseeable future. We have not been identified by the Office of Cybersecurity Review as an operator of “critical information infrastructure”; however, if we were identified as such in the future, we would be required to fulfill various obligations as required under PRC cybersecurity laws and other applicable laws for such operators of “critical information infrastructure,” including, among others, setting up a special security management organization, organizing regular cybersecurity education and training, formulating emergency plans for cybersecurity incidents and conducting regular emergency drills, and we may need to follow cybersecurity review procedures and apply with the Cybersecurity Review Office before making certain purchases of network products and services. As of the date of this prospectus, we, our PRC subsidiary, and the affiliated entities have not been involved in any investigations on cybersecurity review initiated by any PRC regulatory authority, nor has any of them received any inquiry, notice or sanction. For more detailed information, see “Risk Factors — Risks Related to Doing Business in China — Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
In addition, on February 17, 2023, the CSRC announced the Circular on the Administrative Arrangements for Filing of Securities Offering and Listing by Domestic Companies (the “Circular”) and released a set of new regulations which consists of the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Companies (the “Trial Measures”) and five supporting guidelines. On the same date, the CSRC also released the Notice on the Arrangements for the Filing Management of Overseas Listing of Domestic Companies (the “Notice”). The Trial Measures came into effect on March 31, 2023. The Trial Measures refine the regulatory system by subjecting both direct and indirect overseas offering and listing activities to the CSRC filing-based administration. Requirements for filing entities, time points and procedures are specified. A PRC domestic company that seeks to offer and list securities in overseas markets shall fulfill the filing procedure with the CSRC per the requirements of the Trial Measures. Where a PRC domestic company seeks to indirectly offer and list securities in overseas markets, the issuer shall designate a major domestic operating entity, which shall, as the domestic responsible entity, file with the CSRC. The Trial Measures also lay out requirements for the reporting of material events. Breaches of the Trial Measures, such as offering and listing securities overseas without fulfilling the filing procedures or engaging in fraudulent filing behavior, may result in legal liabilities borne by the company, including warning and business rectification, a fine between RMB 1.0 million (approximately $150,000) and RMB 10.0 million (approximately $1.5 million). In cases of serious violations, the relevant responsible person may also be barred from entering the securities market. The Trial Measures increase the cost for offenders by enforcing accountability with administrative penalties and incorporating the compliance status of relevant market participants into the Securities Market Integrity Archives. On July 5, 2024, we submitted initial filing documents to the CSRC in connection with the issuance of the Convertible Notes to the Selling Shareholders (the “CSRC Filings”) and they are currently under review of the CSRC.
According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises issued by the NDRC and came into effect as from February 10,

2023, debt instruments (including convertible securities) borrowed from abroad with a maturity of more than one year issued by PRC domestic companies or foreign enterprises or branches under control of PRC domestic companies shall complete the registration procedures with NDRC (the “NDRC Foreign Debt Registration”) before borrowing such foreign debts. However, the issuance of the Convertible Notes was not registered with NDRC.
In the opinion of our PRC counsel, Yuan Tai Law Offices, as of the date of this prospectus, other than the aforementioned NDRC Foreign Debt Registration which was not completed and the CSRC Filings that were initiated by us and are under review of the CSRC, no relevant PRC laws or regulations in effect require that we obtain permission from any PRC authorities to issue securities to foreign investors, including the issuance of the Convertible Notes and the Class A ordinary shares, and we have not received any inquiry, notice, warning, sanction, or any regulatory objection to our future offshore offering from the CSRC, the CAC, or any other PRC authorities that have jurisdiction over our operations.
Borrowing medium and long-term foreign debts without NDRC Foreign Debt Registration, the enterprise and its principal person in charge may be summoned by NDRC for regulatory interviews, and may be subject to public warnings and other disciplinary measures. Additionally, relevant departments and financial institutions may refuse to process the enterprise’s subsequent cross-border fund receipts, payments, and foreign exchange transactions. Therefore, failure to complete the NDRC Foreign Debt Registration may impact our ability to manage cross-border funds, including receipts, payments, foreign exchange, and use. However, in the opinion of our PRC counsel, Yuan Tai Law Offices, because the Convertible Notes have been fully converted within one year of issuance, it is unlikely the NDRC will take regulatory actions against the Company. For more details, see “Risk Factors — Risks Relating to Doing Business in China —  We did not complete the registration with NDRC timely for the issuance of the Convertible Notes and may be subject to regulatory actions.” on page 30 of this prospectus. Also, there can be no assurance that we can complete the procedures for the CSRC Filings, obtain the approvals or authorizations, or complete required procedures or other requirements in a timely manner, or at all. Any failure of us to fully comply with the regulatory requirements may subject us to regulatory actions, such as warnings and fines, which may limit our operating privileges in China, delay or restrict the repatriation of the proceeds from offshore fund-raising activities into the PRC or take other actions that could materially adversely affect our business, financial condition, results of operations, reputation and prospects, as well as the trading price of our ADSs. For further details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Permissions Required from the Hong Kong Authorities for Our Operations
Each of Quhuo Technology, Quhuo International and Quhuo Auto (collectively, the “Hong Kong Subsidiaries”) is a company incorporated in Hong Kong. As of the date of this prospectus, Quhuo Technology has no substantive business operation other than investment holding, Quhuo International commenced its business in May 2023, and Quhuo Auto has no substantive business operation.
Our operations in Hong Kong are governed by Hong Kong laws and regulations. Pursuant to the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), other than those specifically exempted, every person carrying on any business in Hong Kong shall make application to the Commissioner of Inland Revenue in the prescribed manner for the registration of that business. The Commissioner of Inland Revenue must register each business for which a business registration application is made and as soon as practicable after the prescribed business registration fee and levy are paid and issue a business registration certificate or branch registration certificate for the relevant business or the relevant branch as the case may be.
As the used vehicles traded by Quhuo International are shipped directly from China to the overseas buyers, no specific import or export permission is required in Hong Kong.
In addition, in general, persons, including corporations, partnerships, trustees and bodies of persons carrying on any trade, professional or business in Hong Kong are liable for tax on all profits (excluding profits arising from the sale of capital assets) arising in or derived from Hong Kong from such trade, profession or business. Hong Kong profits tax is calculated in accordance with the two-tiered profits tax rates regime. Under the two-tiered profits tax rates regime, qualifying corporations are subject to a tax rate of

8.25% on their first HK$2,000,000 of profits, and profits exceeding HK$2,000,000 will be taxed at a rate of 16.5%. Corporations not qualifying for the two-tiered profits tax rates regime will be uniformly taxed at a flat rate of 16.5% on their profits.
In the opinion of Watson Farley & Williams LLP, our Hong Kong counsel, based on the confirmations of our Directors and our Company, save for the business registration in accordance with the Business Registration Ordinance (Chapter 310 of the laws of Hong Kong), with which each of Quhuo Technology, Quhuo International and Quhuo Auto has duly complied, each of the Hong Kong Subsidiaries is not required to obtain any other license and permit from the Hong Kong authorities for its respective business or business operation in Hong Kong as of the date of this prospectus.
Cash and Asset Flows through Our Organization
Quhuo Limited transfers cash to Quhuo Investment Limited, its wholly-owned subsidiary in British Virgin Islands, by making capital contributions or providing loans, and Quhuo Investment Limited transfers cash to Quhuo Technology, a wholly-owned subsidiary of Quhuo Investment Limited incorporated in Hong Kong, by making capital contributions or providing loans. Quhuo Technology transfers cash to WFOE, by making capital contributions or providing loans to these entities. Quhuo Limited and the WFOE are not able to make direct capital contribution to the VIE. However, they may transfer cash to the VIE by loans or by making payments to the VIE for inter-group transactions. The VIE has maintained cash flow management policies which dictate the purpose, amount and procedures for cash transfers. Each cash transfer involving the VIE or its subsidiaries is subject to internal clearance from at least two managerial- level personnel. The required procedures include the initial submission of a cash transfer application through a cashier of the account management department, subsequent review and approval by a financial manager of account management department, as well as a financial officer or Chief Financial Officer, and finally, the execution of the transfer. No single employee is allowed to complete each and every stage of the cash process, but rather only specific part(s) of the whole process. Only the account management department is authorized to make cash transfers. Also, the purpose of the transfer must be specified and recorded at the time it is executed.
The Cayman Islands law currently does not impose tax on Cayman Islands exempted companies for making capital contributions or providing loans to its subsidiaries. Certain Cayman Islands stamp duties may be applicable, from time to time, on certain instruments executed in the Cayman Islands, or brought into it after execution. Cayman Islands law prescribes that a Cayman Islands company may only pay dividends out of either its profits or share premium account, provided that under no circumstances can a dividend be paid if doing so would result in such company’s incapability of repaying its debts as they become due in the ordinary course of business. Other than that, there is no restrictions on Quhuo Limited’s ability to transfer cash to investors.
Under applicable PRC laws and regulations, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. The PRC Enterprise Income Tax Law requires every enterprise in China to submit its annual enterprise income tax return together with a report on transactions with its related parties to the relevant tax authorities. If the PRC tax authorities determine the contractual arrangements among the WFOE, the VIE and its shareholders were not entered into on an arm’s length basis in such a way as to result in an impermissible reduction in taxes under applicable PRC laws, rules and regulations, they may adjust the income of the VIE in the form of a transfer pricing adjustment. Given a transfer pricing adjustment could, among other things, result in a reduction of expense deductions recorded by the VIE for PRC tax purposes, which could increase our tax expenses, the Company may face adverse tax consequences as a result. In addition, the PRC tax authorities may impose late payment fees and penalties on the VIE for the adjusted but unpaid taxes according to the applicable regulations. They may also impose reasonable adjustments on taxation if they have identified any related party transactions that are inconsistent with arm’s length principles. For details, see “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations” on page 45 in our most recent Annual Report on Form 20-F.

In 2021, 2022 and 2023, Quhuo Limited did not provide loans to WFOE. In 2021, 2022, and 2023, WFOE transferred cash of nil, nil, and approximately RMB 13.3 million (approximately US$1.9 million) to the VIE, in the form of loans, respectively.
The VIE may transfer cash to WFOE as service fees according to the exclusive business cooperation agreement. In 2021, 2022, and 2023, WFOE charged financial support fees under the exclusive business cooperation agreement of approximately RMB13.8 million, RMB13.9 million, and RMB 13.0 million (US$1.8 million), respectively, and the total amount of service fees that the VIE paid to WFOE were approximately RMB16.2 million, RMB19.3 million, and RMB 28.4 million (US$4.0 million), respectively. In 2021, 2022 and 2023, WFOE also charged and received management fee of RMB9.9 million, nil and nil from the VIE for advancing certain operating expenses. In 2021, 2022 and 2023, the VIE provided loans of approximately RMB3.4 million, RMB9.9 million and nil, respectively, to WFOE for working capital requirements. During the six months ended June 30, 2024, the VIE provided loans of approximately RMB16.3 million to WFOE for working capital requirements. See “— Financial Information Related to the VIE” in this prospectus and “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
In 2021, 2022, and 2023, no dividends or distributions were made to Quhuo Limited by our subsidiaries.
Our PRC subsidiary and the VIE are subject to certain restrictions with respect to paying dividends or otherwise transferring any of their net assets to us. Under PRC laws and regulations, the Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions. Remittance of dividends by a wholly foreign-owned enterprise out of China is also subject to examination by the banks designated by the State Administration of Foreign Exchange, or SAFE. Therefore, currently our PRC subsidiary may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us without the approval of SAFE by complying with certain procedural requirements. And foreign exchange transactions under the “capital account”, includes foreign direct investment and foreign currency debt, including loans we may secure for our onshore subsidiaries, remain subject to limitations and require approvals from, or registration with, SAFE and other relevant Chinese governmental authorities. In addition, our PRC subsidiary is required to set aside at least 10% of its accumulated after-tax profits, if any, each year to fund a certain statutory reserve fund, until the aggregate amount of such fund reaches 50% of its registered capital. Where the statutory reserve fund is insufficient to cover any loss the PRC subsidiary incurred in the previous financial year, its current financial year’s accumulated after-tax profits shall first be used to cover the loss before any statutory reserve fund is drawn therefrom. Under PRC laws and regulations, our PRC subsidiary is permitted to pay dividends only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Such statutory reserve funds, the accumulated after-tax profits that are used for covering the loss, and the paid-up capital cannot be distributed to us as dividends As a result, our PRC subsidiary may be restricted in its ability to transfer assets to us in the form of dividends, loans or advances, which restricted portion amounted to approximately RMB 395.5 million, RMB 191.0 million, and RMB 227.4 million (approximately US$32.0 million) as of December 31, 2021, 2022, and 2023, respectively. We have and will continue to distribute earnings or settle amounts owed under the VIE agreements. Furthermore, cash transfers from our PRC subsidiary to entities outside of China are subject to PRC government control of currency conversion. Shortages in the availability of foreign currency may temporarily delay the ability of our PRC subsidiary and the VIE to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. For risks relating to the fund flows of our operations in China, see “Risk Factors — Risks Related to Doing Business in China — We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares” in this prospectus.
Quhuo Limited has not declared or paid any cash dividends, nor does it have any present plan to pay any cash dividends on its ordinary shares in the foreseeable future. We currently intend to retain most, if not all, of our available funds and any future earnings to operate and expand our business. See “Item 8. Financial Information — A. Consolidated Statements and Other Financial Information — Dividend Policy” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus. For the Cayman Islands, PRC and U.S. federal income tax considerations applicable to an investment in the ADSs or Class A ordinary shares, see “Item 10. Additional Information — E. Taxation” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
If we intend to distribute dividends through Quhuo Limited, our WFOE will transfer the dividends to Quhuo Technology in accordance with the laws and regulations of the PRC, and then Quhuo Technology will transfer the dividends to Quhuo Investment Limited, which then will transfer the dividends to Quhuo Limited, and the dividends will be distributed from Quhuo Limited to all shareholders respectively in proportion to the shares they hold, regardless of whether the shareholders are U.S. investors or investors in other countries or regions. To the extent cash or assets in the business is in mainland China or Hong Kong or in an entity domiciled in mainland China or Hong Kong, and may need to be used to fund operations outside of mainland China or Hong Kong, the funds and assets may not be available to fund operations or for other uses outside of mainland China or Hong Kong due to the interventions in or imposition of restrictions and limitations by the government on our ability to transfer cash and assets. We may also encounter difficulties in our ability to transfer cash between subsidiary in China and other subsidiaries largely due to various PRC laws and regulations imposed on foreign exchange.
Restrictions and Limitations on Transfer of Capital
We face various restrictions and limitations on foreign exchange, our ability to transfer cash between entities, across borders and to U.S. investors, and our ability to distribute earnings from our businesses, including our subsidiaries and/or the consolidated VIE, to Quhuo Limited and U.S. investors as well as the ability to settle amounts owed under the VIE agreements.
Our offshore holding company is permitted under PRC laws and regulations to provide funding to our PRC subsidiary only through loans or capital contributions, which require filing with or the approval of government authorities and are subject to limits on the amount of capital contributions and loans. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
Under our current corporate structure, Quhuo Limited’s ability to pay dividends primarily depends upon dividends paid by its Hong Kong subsidiary, Quhuo Technology, which in turn mainly depends on dividends paid by its PRC subsidiary, which further depends on payments from the VIE under the VIE agreements.
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Although we consolidate the results of the VIE and its subsidiaries, we only have access to the assets or earnings of the VIE and its subsidiaries through the VIE agreements. If the PRC authorities determine that the contractual arrangements constituting part of the VIE structure do not comply with PRC regulations, or if current regulations change or are interpreted differently in the future, our ability to settle amounts owed by the VIE under the VIE agreements may be seriously hindered.

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Our wholly owned subsidiary in China is permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC laws, each of our subsidiary, the VIE and the VIE’s subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of its registered capital. In addition, after making an allocation to the statutory reserve funds from their after-tax profits, our wholly owned subsidiary in China, the VIE and the VIE’s subsidiaries may allocate a portion of their after-tax profits based on PRC accounting standards to a discretionary surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends.

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In addition, if our wholly owned subsidiary incurs debts on its own behalf in the future, the instruments governing its debts may restrict its ability to pay dividends to us.

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Remittance of dividends by our wholly owned subsidiary out of China is subject to examination by the banks designated by SAFE. Approvals by or registration with appropriate government authorities are required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currencies to satisfy our foreign currency demands, our PRC subsidiary may not be able to pay dividends in foreign currencies to us and our access to cash generated from its operations will be restricted. See “Item 3. Key Information — D. Risk Factors — Risks Related to Doing Business in China — Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment.” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.
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The PRC Enterprise Income Tax Law and its implementing rules provide that dividends paid by a PRC entity to a nonresident enterprise for income tax purposes is subject to PRC withholding tax at a rate of 10%, subject to reduction by an applicable tax treaty with China. Our Hong Kong subsidiary, Quhuo Technology, may be considered a non-resident enterprise for tax purposes, so any dividends our PRC subsidiary pays to our Hong Kong subsidiary, Quhuo Technology, may be regarded as China-sourced income and, as a result, may be subject to PRC withholding tax at a rate of up to 10%. If we are required under the PRC Enterprise Income Tax Law to pay income tax for any dividends we receive from our subsidiary in China, or if our Hong Kong subsidiary, Quhuo Technology, is determined by PRC government authority as receiving benefits from a reduced income tax rate due to a structure or arrangement that is primarily tax-driven, it would materially and adversely affect the amount of dividends, if any, we may pay to our shareholders. However, pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and Tax Evasion on Income, the withholding tax rate in respect to the payment of dividends by a PRC enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the PRC enterprise. Pursuant to the Notice of the State Administration of Taxation on the Issues concerning the Application of the Dividend Clauses of Tax Agreements, or SAT Circular 81, a Hong Kong resident enterprise must meet the following conditions, among others, in order to apply the reduced withholding tax rate: (1) it must be a company; (2) it must directly own the required percentage of equity interests and voting rights in the PRC resident enterprise; and (3) it must have directly owned such required percentage in the PRC resident enterprise throughout the 12 months prior to receiving the dividends. According to Announcement of the State Administration of Taxation on Issues relating to “Beneficial Owners” in Tax Treaties, promulgated on February 3, 2018, and current practice, a Hong Kong entity must obtain a tax resident certificate from the Hong Kong tax authority to be eligible for the 5% lower PRC withholding tax rate. As such a tax resident certificate is issued by the Hong Kong tax authority on a case-by-case basis, there is no assurance that we will be able to obtain the tax resident certificate from the relevant Hong Kong tax authority and enjoy the preferential withholding tax rate of 5% under the Double Taxation Arrangement with respect to dividends to be paid by our PRC subsidiary to Quhuo Technology.

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If the PRC tax authorities determine that our Cayman Islands holding company is a PRC resident enterprise for enterprise income tax purposes, we may be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of the ADSs. In addition, non-resident enterprise shareholders, including the holders of the ADSs, may be subject to PRC tax at a rate of 10% on gains realized on the sale or other disposition of ADSs or Class A ordinary shares if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders, including the holders of the ADSs, and any gain realized on the transfer of ADSs or Class A ordinary shares by such shareholders may be subject to PRC tax at a rate of 20% which in the case of dividends may be withheld at source. Any such tax may reduce the returns on your investment in the ADSs or Class A ordinary shares.

Summary of Risk Factors
Set forth below is a summary of the principal risks we face, organized under relevant headings. These risks are discussed more fully in the section “Risk Factors” in this prospectus and “Item 3. Key Information — D. Risk Factors” in our most recent Annual Report on Form 20-F, which is incorporated by reference in this prospectus.

Risks Relating to Our Business and Industry
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Our limited operating history and evolving business portfolio make it difficult to evaluate our business and prospects. For details, see the risk factor with the same heading on page 12 in our most recent Annual Report on Form 20-F.

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If we fail to remain our competitive position in the on-demand delivery market or further diversify our solution offerings, our business, financial condition, results of operations and prospects could be materially and adversely affected. For details, see the risk factor with the same heading on page 13 in our most recent Annual Report on Form 20-F.

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Our high customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenues. For details, see the risk factor with the same heading on page 13 in our most recent Annual Report on Form 20-F.

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If we fail to maintain relationships with existing industry customers or attract new customers, our business, financial condition, results of operations and prospects may be materially and adversely affected. For details, see the risk factor with the same heading on page 13 in our most recent Annual Report on Form 20-F.

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If we fail to attract, retain and manage workers on our platform, our business, financial condition, results of operations and prospects could be materially and adversely affected. For details, see the risk factor with the same heading on page 14 in our most recent Annual Report on Form 20-F.

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There could be adverse legal, tax, and other consequences if workers on our platform were to be classified as our employees or dispatched employees instead of independent contractors. For details, see the risk factor with the same heading on page 14 in our most recent Annual Report on Form 20-F.

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We may be held liable for breach of contract under our agreements with industry customers. For details, see the risk factor with the same heading on page 15 in our most recent Annual Report on Form 20-F.

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We may not compete effectively. If we lose our market shares to competitors in existing markets, or if our expansion into new markets is not successful, our business and prospects may be materially and adversely affected. For details, see the risk factor with the same heading on page 15 in our most recent Annual Report on Form 20-F.

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We have incurred net losses and net cash used in operating activities in the past, and we may not achieve or sustain profitability. For details, see the risk factor with the same heading on page 16 in our most recent Annual Report on Form 20-F.

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As we incur significant costs in connection with certain business lines, our business, financial condition and results of operations may be materially and adversely affected if demand for our solutions under these business lines does not increase as quickly as we anticipate. For details, see the risk factor with the same heading on page 16 in our most recent Annual Report on Form 20-F.

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Unlawful, improper or otherwise inappropriate activities by workers on our platform while delivering our solutions could expose us to liability and harm our business, brand, reputation, financial condition, results of operations and prospects. For details, see the risk factor with the same heading on page 19 in our most recent Annual Report on Form 20-F.

Risks Relating to Our Corporate Structure
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The PRC government may find that the contractual arrangements that establish our corporate structure for operating our business do not comply with applicable PRC laws and regulations, which could cause significant disruption to our business operations or our inability to assert contractual control over the assets of the VIE or its subsidiaries and our securities registered hereunder may decline in value or become worthless. For details, see the risk factor with the same heading on page 42 in our most recent Annual Report on Form 20-F.

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Any failure by the VIE or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business. For details, see the risk factor with the same heading on page 43 in our most recent Annual Report on Form 20-F.

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The shareholders of the VIE may have actual or potential conflicts of interest with us, which may materially and adversely affect our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 44 in our most recent Annual Report on Form 20-F.

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Our contractual arrangements may be subject to scrutiny by the PRC tax authorities and they may determine that we or the affiliated entities owe additional taxes, which could materially and adversely affect our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 45 in our most recent Annual Report on Form 20-F.

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Uncertainties exist with respect to the interpretation and implementation of the newly enacted Foreign Enterprise Investment Law and how it may impact the viability of our current corporate structure, corporate governance, business, financial condition, results of operations and prospects. For details, see the risk factor with the same heading on page 45 in our most recent Annual Report on Form 20-F.

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We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares. For details, see the risk factor with the same heading on page 46 in our most recent Annual Report on Form 20-F.

Risks Relating to Doing Business in China
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We did not complete the registration with NDRC timely for the issuance of the Convertible Notes and may be subject to regulatory actions. For details, see the risk factor with the same heading on page 30 in this prospectus.

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Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and operations. For details, see the risk factor with the same heading on page 28 in our most recent Annual Report on Form 20-F.

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Uncertainties with respect to the PRC legal system could adversely affect us. For details, see the risk factor with the same heading on page 29 in our most recent Annual Report on Form 20-F.

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Any actions by the Chinese government, including any decision to intervene or influence the operations of our PRC subsidiary or the affiliated entities or to exert control over any offering of securities conducted overseas and/or foreign investment in China-based issuers, may cause us to make material changes to the operations of our PRC subsidiary or the affiliated entities, may limit or completely hinder our ability to offer or continue to offer securities to investors, and may cause the value of such securities to significantly decline or be worthless. For details, see the risk factor with the same heading on page 29 in our most recent Annual Report on Form 20-F.

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The approval of and the filing with the CSRC or other PRC government authorities are required in connection with our offshore offerings under PRC law, and we cannot predict whether or for how long we will be able to obtain such approval or complete such filing. For details, see the risk factor with the same heading on page 30 in our most recent Annual Report on Form 20-F.

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Substantial uncertainties exist with respect to the interpretation and implementation of cybersecurity related regulations and cybersecurity review as well as any impact these may have on our business operations. For details, see the risk factor with the same heading on page 32 in our most recent Annual Report on Form 20-F.

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The ADSs may be delisted from a U.S. exchange and prohibited from being traded over-the-counter in the United States under the HFCAA if the PCAOB determines in the future that it is unable to fully inspect or investigate our auditors. The delisting and cease of trading of the ADSs, or the threat of their being delisted or prohibited from being traded, may materially and adversely affect the value of your investment. Additionally, the inability of the PCAOB to conduct inspections deprives our investors of the benefits of such inspections. For details, see the risk factor with the same heading on page 34 in our most recent Annual Report on Form 20-F.
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It may be difficult for overseas regulators to conduct investigation or collect evidence within China. For details, see the risk factor with the same heading on page 36 in our most recent Annual Report on Form 20-F.

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The custodians or authorized users of our controlling non-tangible assets, including chops and seals, may fail to fulfill their responsibilities, or misappropriate or misuse these assets. For details, see the risk factor with the same heading on page 36 in our most recent Annual Report on Form 20-F.

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Fluctuations in exchange rates could have a material adverse effect on our results of operations and the value of your investment. For details, see the risk factor with the same heading on page 37 in our most recent Annual Report on Form 20-F.

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Governmental control of currency conversion may limit our ability to utilize our revenues effectively and affect the value of your investment. For details, see the risk factor with the same heading on page 37 in our most recent Annual Report on Form 20-F.

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The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China. For details, see the risk factor with the same heading on page 38 in our most recent Annual Report on Form 20-F.

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PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may affect our ability to capitalize or otherwise fund our PRC operations. For details, see the risk factor with the same heading on page 38 in our most recent Annual Report on Form 20-F.

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PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident beneficial owners or our PRC subsidiary to liability or penalties, limit our ability to inject capital into our PRC subsidiary, limit our PRC subsidiary’s ability to increase its registered capital or distribute profits to us, or may otherwise adversely affect us. For details, see the risk factor with the same heading on page 39 in our most recent Annual Report on Form 20-F.

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Failure to comply with PRC regulations regarding the registration requirements for employee stock ownership plans or share option plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions. For details, see the risk factor with the same heading on page 40 in our most recent Annual Report on Form 20-F.

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If we are classified as a PRC resident enterprise for PRC income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders or the ADSs holders. For details, see the risk factor with the same heading on page 41 in our most recent Annual Report on Form 20-F.

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We face uncertainties with respect to indirect transfer of equity interests in PRC resident enterprises by their non-PRC holding companies. For details, see the risk factor with the same heading on page 41 in our most recent Annual Report on Form 20-F.

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Increases in labor costs in the PRC may adversely affect our business, financial condition and results of operations. For details, see the risk factor with the same heading on page 42 in our most recent Annual Report on Form 20-F.

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We may rely on dividends paid by our PRC subsidiary to fund cash and financing requirements. Any limitation on the ability of our PRC subsidiary to pay dividends to us could have a material adverse effect on our ability to conduct our business and to pay dividends to holders of the ADSs and our ordinary shares. For details, see the risk factor with the same heading on page 46 in our most recent Annual Report on Form 20-F.

Risks Relating to Doing Business in Hong Kong
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Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business. For details, see the risk factor with the same heading on page 30 of this prospectus.

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Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations in Hong Kong and financial condition. For details, see the risk factor with the same heading on page 31 of this prospectus.

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Sanctions and other measures could possibly be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures can cause economic harm to our business in Hong Kong. For details, see the risk factor with the same heading on page 31 of this prospectus.

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Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ADSs. Dividends payable to our foreign investors and gains on the sale of our shares of ordinary shares by our foreign investors may become subject to taxation by the PRC. For details, see the risk factor with the same heading on page 31 of this prospectus.

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If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, and/or the value of our ADSs. For details, see the risk factor with the same heading on page 32 of this prospectus.

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The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If our Hong Kong subsidiaries were to become subject to such direct influence or discretion, it may result in a material change in our operations in Hong Kong and/or the value of our ordinary shares, which would materially affect the interest of the investors. For details, see the risk factor with the same heading on page 32 of this prospectus.

Risks Relating to Our Corporate Governance
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As an exempted company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices for corporate governance matters that differ significantly from the Nasdaq corporate governance listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the corporate governance listing standards. For details, see the risk factor with the same heading on page 46 in our most recent Annual Report on Form 20-F.

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We are a foreign private issuer within the meaning of the rules under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies. For details, see the risk factor with the same heading on page 46 in our most recent Annual Report on Form 20-F.

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Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares and ADSs may view as beneficial. For details, see the risk factor with the same heading on page 48 in our most recent Annual Report on Form 20-F.

Risks Relating to the ADSs
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We are not in compliance with the Nasdaq Listing Rule concerning the minimum bid price of our ADSs and our minimum market value of publicly held shares. If we fail to regain compliance with such or if we encounter other deficiencies in the future, our ADSs may be delisted from the Nasdaq or trading may be suspended. For details, see the risk factor with the same heading on page 29 in this prospectus.

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The trading price of the ADSs is likely to be volatile, which could result in substantial losses to investors. For details, see the risk factor with the same heading on page 49 in our most recent Annual Report on Form 20-F.

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The sale or availability for sale of substantial amounts of the ADSs could adversely affect their market price. For details, see the risk factor with the same heading on page 50  in our most recent Annual Report on Form 20-F.

Corporate Information
Quhuo Limited is an exempted company with limited liability incorporated in the Cayman Islands in June 2019 and a holding company of our group. We commenced operations through Beijing Quhuo Technology Co., Ltd., the VIE, in 2012. In July 2020, we completed our initial public offering of 3,788,100 ADSs, raising approximately US$32.5 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us. The ADSs have been listed for trading on the Nasdaq Global Market under the symbol “QH” since July 2020. Effective on August 12, 2022, we changed the ratio of the ADSs to Class A ordinary shares from the then ADS ratio of one ADS to one Class A ordinary share to a new ADS ratio of one ADS representing ten Class A ordinary shares, par value US$0.0001 per share.
Our principal executive offices are located at 3F, Building A, Xin’anmen, No. 1 South Bank, Huihe South Street, Chaoyang District, Beijing, People’s Republic of China. Our registered office in the Cayman Islands is located at the offices of Maples Corporate Services Limited at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The telephone number of our principal executive office is (+86-10) 8576-5328. Investors should contact us for any inquiries through the address and telephone number of our principal executive office. Our main website is www.quhuo.cn. The information contained on our website is not a part of this prospectus. Our agent for service of process in the United States is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, DE 19711.
The SEC maintains an Internet site, http://www.sec/gov, which contains reports, proxy and information statements, and other information regarding us. We also maintain an Internet site, http://ir.quhuo.cn/, for investors’ information.
Implications of Being an Emerging Growth Company
As a company with less than US$1.235 billion in gross revenues during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or JOBS Act, enacted in April 2012, and may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
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being permitted to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in our filings with the SEC;

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not being required to comply with the auditor attestation requirements in the assessment of our internal control over financial reporting;

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reduced disclosure obligations regarding executive compensation in periodic reports, proxy statements and registration statements; and

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exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of our initial public offering, which is December 31, 2025. However, if certain events occur before the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed US$1.235 billion or we issue more than US$1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company before the end of such five-year period.
In addition, Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. We have elected to take advantage of the extended transition period for complying with new or revised accounting standards and acknowledge such election is irrevocable pursuant to Section 107 of the JOBS Act.
Implications of Being a Foreign Private Issuer
We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

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we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

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for corporate governance, we are permitted to comply solely with our home country requirements, which are less rigorous than the rules that apply to domestic public companies;

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we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

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we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

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we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act; and

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we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any “short-swing” trading transaction.

THE OFFERING
Issuer
Quhuo Limited
Securities being registered for resale by the Selling Shareholders named in the prospectus
793,868,246 Class A ordinary shares
Offering prices
The ADSs offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Shareholders may determine. See “Plan of Distribution” below in this prospectus.
Use of proceeds
The Selling Shareholders will receive all of the net proceeds from the sale of the ADSs offered by them under this prospectus.
We will pay all costs, fees and expenses incurred in connection with the registration of the ADSs covered by this prospectus. See “Use of Proceeds” below in this prospectus.
Market for our securities
Our ADSs, each representing ten Class A ordinary shares, are listed on the Nasdaq Global Market under the symbol “QH.”
Risk factors
Prospective investors should carefully consider the “Risk Factors” for a discussion of certain factors that should be considered before buying the ADSs offered hereby.

RISK FACTORS
Investment in the securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 20-F and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.
Risks Relating to the ADSs
We are not in compliance with the Nasdaq Listing Rule concerning the minimum bid price of our ADSs and our minimum market value of publicly held shares. If we fail to regain compliance with such or if we encounter other deficiencies in the future, our ADSs may be delisted from the Nasdaq or trading may be suspended.
The listing of our ADSs on the Nasdaq Global Market is contingent on our compliance with the Nasdaq Global Market’s conditions for continued listing. On May 10, 2024, we received a written notice from Nasdaq, notifying us that (1) we are not in compliance with the Minimum Bid Price Rule and (2) our MVPHS was less than $15,000,000 for the last 30 consecutive business days, which does not meet the requirement for MVPHS Rule. The notice has no immediate impact on the Company’s listing on the Nasdaq Global Market. We were provided a period of 180 calendar days, until November 6, 2024, to regain compliance with the Minimum Bid Price Rule and the MVPHS Rule.
If we do not regain compliance with the Minimum Bid Price Rule by November 6, 2024, we may be eligible for additional time to regain compliance. To qualify, we must submit, no later than November 6, 2024, an on-line transfer application to Nasdaq Capital Market and submit a non-refundable $5,000 application fee, and meet the continued listing requirements for market value of publicly held shares and all other initial listing standards, with the exception of bid price requirement, of the Nasdaq Capital Market, and provides written notice to Nasdaq of its intention to cure the deficiency, including by effecting a reverse stock split, if necessary. As part of its review process, the Staff will make a determination of whether the Staff believes we will be able to cure this deficiency. If the Staff concludes that we will not be able to cure the deficiency, or if we determine not to submit a transfer application or make the required representation, Nasdaq will provide notice that our ADS will be subject to delisting. If we choose to implement a reverse stock split, we must complete the split no later than ten (10) business days prior to November 6, 2024, or the expiration of the second compliance period if granted. We intend to monitor the closing bid price of our ADSs between now and November 6, 2024 and are considering our options, including an adjustment of its ADS-to-Class A ordinary share ratio, to regain compliance with the Minimum Bid Price Rule. In addition, if we do not regain compliance with the MVPHS Rule by November 6, 2024, we will receive written notification that our securities are subject to delisting. In the event of such notification, we may appeal Nasdaq’s determination to delist our securities, but there can be no assurance Nasdaq would grant our request for continued listing. Alternatively, we may consider applying to transfer our ADS to the Nasdaq Capital Market before the expiry of the compliance period. In order to transfer, we must submit an on-line transfer application, pay the $5,000 application fee and meet the Nasdaq Capital Market’s continued listing requirements. We intend to monitor our market value between now and November 6, 2024 and are evaluating various options available to regain compliance and maintain its continued listing. There can be no assurance that we will be able to regain compliance with the Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant us a further extension of time to regain compliance, if applicable.
There can be no assurance that we will be able to regain compliance with the Nasdaq Global Market’s continued listing requirements or that Nasdaq will grant us a further extension of time to regain compliance, if applicable. There can be no assurance that we will maintain compliance with the requirements, after we have regained compliance. Also, we cannot assure you that we will not receive other deficiency notifications from Nasdaq in the future. A decline in the closing price of our ADSs could result in a breach of the requirements for listing on the Nasdaq Global Market. If we do not maintain compliance, Nasdaq could commence suspension or delisting procedures in respect of our ADSs. The commencement of suspension or delisting procedures by an exchange remains at the discretion of such exchange and would be publicly announced by the exchange. If a suspension or delisting were to occur, there would be significantly less liquidity in the suspended or delisted securities. In addition, our ability to raise additional necessary capital through equity or debt financing would be greatly impaired. Furthermore, with respect to any suspended or delisted ADSs, we would expect decreases in institutional and other investor demand, analyst coverage, market making activity and information available concerning trading prices and volume, and fewer broker-dealers would be willing to execute trades with respect to such ADSs. A suspension or delisting would likely decrease the attractiveness of our ADSs to investors and cause the trading volume of our ADSs to decline, which could result in a further decline in the market price of our ADSs.
Risks Relating to Doing Business in China
We did not complete the registration with NDRC timely for the issuance of the Convertible Notes and may be subject to regulatory actions.
According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises which was issued by the NDRC and came into effect as from February 10, 2023, debt instruments (including convertible securities) borrowed from abroad with a maturity of more than one year issued by PRC domestic companies or foreign enterprises or branches under control of PRC domestic companies shall complete the NDRC Foreign Debt Registration before borrowing such foreign debts. As of the date of this prospectus, the NDRC Foreign Debt Registration was not completed. According to the Administrative Measures for the Examination and Registration of Medium and Long-term Foreign Debts of Enterprises, borrowing medium and long-term foreign debts without due registration with NDRC, the enterprise and its principal person in charge may be summoned by NDRC for regulatory interviews, and may be subject to public warnings and other disciplinary measures. Additionally, relevant departments and financial institutions may refuse to process the enterprise’s subsequent cross-border fund receipts, payments, and foreign exchange transactions. Therefore, failure to complete the NDRC Foreign Debt Registration may impact our ability to manage cross-border funds, including receipts, payments, foreign exchange, and use. However, in the opinion of our PRC counsel, Yuan Tai Law Offices, as of the date of this prospectus, because the Convertible Notes have been fully converted within one year of issuance, it is unlikely the NDRC will take regulatory actions against the Company. However, there is no assurance that the NDRC will not take a view that is contrary to our PRC counsel’s.
Risks Relating to Doing Business in Hong Kong
Potential political, economic and social instability in Hong Kong could have a significant impact upon the business we conduct in Hong Kong and the profitability of such business.
Political, economic or social unrest occurred in Hong Kong could lead to the disruption of the economic, political and social conditions in Hong Kong. If such events persist for a prolonged period of time or that the economic, political and social conditions in Hong Kong are to be disrupted, our overall business and results of operations may be adversely affected.
Our Hong Kong subsidiaries may be subject to amendments and changes of the laws and regulations of Hong Kong, which may be more stringent and compliance of such laws and regulations may result in adverse impact on the operations and financial condition of our Hong Kong subsidiaries.
Hong Kong is a Special Administrative Region of the PRC. Following British colonial rule from 1842 to 1997, China assumed sovereignty under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function with a high degree of autonomy for its affairs, including currencies, immigration and customs operations, and its independent judiciary system and parliamentary system.
The legal system of Hong Kong is based on the principles of the rule of law and the independence of the judiciary and under the principle of ‘one country, two systems’, the Hong Kong legal system is based on the common law, supplemented by statutes.
Our Hong Kong subsidiaries are subject to the laws and regulations of Hong Kong. We face uncertainties as to future amendments and changes of the laws and regulations of Hong Kong, which may have impact on our Hong Kong subsidiaries. We cannot rule out the possibility that our Hong Kong subsidiaries may face more stringent legal requirements which in turn may affect their operations and we have to deploy more resources to comply with the new laws and regulations and therefore affect the financial positions of our Hong Kong subsidiaries.
Substantial uncertainties and restrictions with respect to the political and economic policies of the PRC government and PRC laws and regulations could have a significant impact upon the business that we conduct in Hong Kong and accordingly on the results of our operations in Hong Kong and financial condition.
Our business operations in Hong Kong may be adversely affected by the current and future political environment in the PRC. The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. The interpretations of many laws, regulations and rules may not always be uniform and the enforcement of these laws, regulations and rules may involve uncertainties for you and us. Our ability to operate in Hong Kong and conduct overseas business in Hong Kong may be harmed by these changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use and property ownership rights, and other matters. Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in Hong Kong, which could in turn adversely affect the business we conduct in Hong Kong, results of our operations in Hong Kong and financial condition.
Sanctions and other measures could possibly be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures can cause economic harm to our business in Hong Kong.
On June 30, 2020, China’s National People’s Congress Standing Committee passed the national security law for the Hong Kong Special Administrative Region. Hong Kong’s Chief Executive promulgated it in Hong Kong later the same day. Among other things, it criminalizes separatism, subversion, terrorism and foreign interference in Hong Kong. The government believes the new law may bring about more stability to Hong Kong, which in turn may lay the foundation for commercial and economic activities to flourish.
On July 14, 2020, the then U.S. President Donald Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities who are determined to have materially contributed to the erosion of Hong Kong’s autonomy. The imposition of sanctions such as those provided in the HKAA is in practice discretionary and highly political, especially in a relationship as extensive and complex as that between the United States and China.
Furthermore, legislative or administrative actions in respect of Sino-U.S. relations could cause investor uncertainty for affected issuers, including us, and the market price of our ordinary shares could be adversely affected.
In addition, we cannot rule out the possibility that further sanctions or other forms of penalties by foreign governments may be triggered in the future with regards to the development of national security laws and regulations in Hong Kong, where such sanctions and measures may cause economic harm to our business in Hong Kong.
Our Hong Kong subsidiaries may be subject to restrictions on paying dividends or making other payments to us, which may restrict its ability to satisfy liquidity requirements, conduct business and pay dividends to holders of our ordinary shares. Dividends payable to our foreign investors and gains on the sale of our ADSs by our foreign investors may become subject to taxation by the PRC.
Quhuo International conducts its business operations in Hong Kong. We have not declared or paid any cash dividends, nor do we have any present plan to pay any cash dividends on our ordinary shares in the foreseeable future. However, if we decide in the future to pay dividends, our ability to pay dividends and meet other obligations also depends upon the receipt of dividends or other payments from our subsidiaries in Hong Kong which either generates revenue from operations in Hong Kong or receives dividends or other distributions from its subsidiary in China. There are currently no restrictions of transferring funds between our Cayman Islands holding company and our subsidiaries in Hong Kong or limitations on the ability of our Hong Kong subsidiaries to issue dividends or other distributions to its overseas shareholders. However, we cannot assure you that the oversight of the PRC government will not be extended to companies operating in Hong Kong like our Hong Kong subsidiaries. There is a possibility that the PRC government could prevent our cash maintained in Hong Kong from leaving or the PRC government could restrict the deployment of cash into our business or for the payment of dividends. Any such controls or restrictions may adversely affect our ability to finance our cash requirements, service debt or make dividend or other distributions to our shareholders and could result in a material adverse change to our business operations, our prospects, financial condition, and results of operations, and could cause our ordinary shares to significantly decline in value or become worthless.
If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, and/or the value of our ADSs.
Except for the Basic Law, national laws of the PRC do not apply in Hong Kong unless they are listed in Annex III of the Basic Law and applied locally by promulgation or local legislation. National laws that may be listed in Annex III are currently limited under the Basic Law to those which fall within the scope of defense and foreign affairs as well as other matters outside the limits of the autonomy of Hong Kong. National laws and regulations relating to data protection, cybersecurity and the anti-monopoly have not been listed in Annex III and so do not apply directly to Hong Kong.
The laws and regulations in the PRC are evolving, and their enactment timetable, interpretation and implementation are subject to changes and uncertainties. To the extent any PRC laws and regulations become applicable to our Hong Kong subsidiaries, we may be subject to the risks and uncertainties associated with the legal system in the PRC, including with respect to the enforcement of laws and the possibility of changes of rules and regulations from time to time. If certain existing or future laws of the PRC become applicable to our Hong Kong subsidiaries, it may adversely affect our Hong Kong business, financial condition and results of operations in Hong Kong, any of which may cause a negative impact on the value of our ADSs.
The PRC government exerts substantial influence and discretion over the manner in which companies incorporated under the laws of PRC must conduct their business activities. If our Hong Kong subsidiaries were to become subject to such direct influence or discretion, it may result in a material change in our operations in Hong Kong and/or the value of our ordinary shares, which would materially affect the interest of the investors.
While the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, there is no guarantee that we will not be subject to such direct influence or discretion in the future due to changes in laws or other unforeseeable reasons.
The PRC legal system is evolving rapidly and the PRC laws, regulations, and rules may change quickly with little advance notice. In particular, because these laws, rules and regulations are relatively new, and because of the limited number of published decisions and the non-precedential nature of these decisions, the interpretation of these laws, rules and regulations may contain inconsistences, the enforcement of which involves uncertainties. The PRC government has exercised and continues to exercise substantial control over many sectors of the PRC economy through regulation and/or state ownership. Government actions have had, and may continue to have, a significant effect on economic conditions in the PRC and businesses which are subject to such government actions.
While the PRC government currently does not exert direct influence and discretion over the manner in which we conduct our business activities outside of mainland China, if our operations in Hong Kong were to become subject to the direct intervention or influence of the PRC government at any time due to changes in laws or other unforeseeable reasons, it may require a material change in our operations in Hong Kong and/or result in increased costs necessary to comply with existing and newly adopted laws and regulations or penalties for any failure to comply. In addition, the market prices of our ADSs could be adversely affected as a result of anticipated negative impacts of any such government actions, as well as negative investor sentiment towards Hong Kong-based companies subject to direct PRC government oversight and regulation, regardless of our actual operating performance. There can be no assurance that the Chinese government would not influence our operations in Hong Kong at any time.

PLAN OF DISTRIBUTION
The ADSs covered by this prospectus may be offered and sold from time to time by the Selling Shareholders. The term “Selling Shareholders” includes pledgees, donees, transferees or other successors in interest selling the ADSs received after the date of this prospectus from each of the Selling Shareholders as a pledge, gift, partnership distribution or other non-sale related transfer. The number of the ADSs beneficially owned by Selling Shareholders will decrease as and when they effect any such transfers. The plan of distribution for the Selling Shareholders’ ADSs sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be Selling Shareholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Once sold under this registration statement, of which this prospectus forms a part, the ADSs will be freely tradable in the hands of persons other than our affiliates.
We will not receive any of the proceeds from the sale by the Selling Shareholders of the ADSs. We will bear all fees and expenses incident to our obligation to register the ADSs.
The Selling Shareholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The Selling Shareholders may also make sales in negotiated transactions. The Selling Shareholders may offer their shares from time to time pursuant to one or more of the following methods:
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ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

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one or more block trades in which the broker-dealer will attempt to sell the ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

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purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

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an exchange distribution in accordance with the rules of the applicable exchange;

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public or privately negotiated transactions;

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on the Nasdaq Stock Market (or through the facilities of any national securities exchange or U.S. inter- dealer quotation system of a registered national securities association, on which the ADSs are then listed, admitted to unlisted trading privileges or included for quotation);

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through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

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a combination of any such methods of sale; and

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any other method permitted pursuant to applicable law.

In connection with distributions of the ADSs or otherwise, the Selling Shareholders may:
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enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ADSs in the course of hedging the positions they assume;

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sell the ADSs short after the effective date of the registration statement of which this prospectus forms a part and redeliver the ADSs to close out such short positions;

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enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of the ADSs offered by this prospectus, which they may in turn resell; and

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pledge the ADSs to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the Selling Shareholders may offer their ADSs from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods as described above or any other lawful methods. The Selling Shareholders may also transfer, donate or assign their ADSs to lenders, family members and others and each of such persons will be deemed to be a Selling Shareholder for purposes of this prospectus. A Selling Shareholder or their successors in interest may from time to time pledge or grant a security interest in some or all of the ADSs, and if the Selling Shareholder default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADSs from time to time under this prospectus; provided, however in the event of a pledge or then default on a secured obligation by the Selling Shareholder, in order for the ADSs to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of Selling Shareholders to include the pledgee, secured party or other successors in interest of the Selling Shareholder under this prospectus.
The Selling Shareholders may also sell their ADSs pursuant to Rule 144 under the Securities Act, provided the Selling Shareholders meet the criteria and conform to the requirements of such rule.
The Selling Shareholders may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on their behalf. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Shareholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). If the ADSs are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. Neither we, nor the Selling Shareholders, can presently estimate the amount of that compensation. If a Selling Shareholder notifies us that a material arrangement has been entered into with a broker-dealer for the sale of the ADSs through a block trade, special offering, exchange, distribution or secondary distribution or a purchase by a broker or dealer, we will file a prospectus supplement, if required by Rule 424 under the Securities Act, setting forth: (i) the name of each of the Selling Shareholders and the participating broker-dealers; (ii) the number of shares involved; (iii) the price at which the ADSs were sold; (iv) the commissions paid or discounts or concessions allowed to the broker-dealers, where applicable; (v) a statement to the effect that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and any other fact material to the transaction.
The Selling Shareholders and any other person participating in a distribution of the ADSs covered by this prospectus will be subject to applicable provisions of the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the ADSs by the Selling Shareholders and any other such person. Furthermore, under Regulation M, any person engaged in the distribution of the ADSs may not simultaneously engage in market-making activities with respect to the particular ADSs being distributed for certain periods prior to the commencement of, or during, that distribution. All of the above may affect the marketability of the ADSs and the ability of any person or entity to engage in market-making activities with respect to the ADSs. We have advised the Selling Shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply.
In offering the ADSs covered by this prospectus, the Selling Shareholders, and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the Selling Shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. We are not aware that any Selling Shareholder has entered into any arrangements with any underwriters or broker-dealers regarding the sale of the ADSs.

DESCRIPTION OF SECURITIES
Ordinary Shares and Third Amended and Restated Memorandum and Articles of Association
Information relating to our Class A ordinary shares and certain provisions of our currently effective third amended and restated memorandum and articles of association is incorporated by reference from our most recent Annual Report on Form 20-F, under the caption “Item 10. Additional Information — 10.B. Memorandum and Articles of Association.” Such information does not purport to be complete and is qualified in its entirety by the provisions of our third amended and restated memorandum and articles of association and applicable provisions of the laws of the Cayman Islands. You should read our third amended and restated memorandum and articles of association which are filed as Exhibit 3.1 to our most recent Annual Report on Form 20-F for the provisions that are important to you.
As of the date of this prospectus, our authorized share capital is US$50,000 divided into 5,000,000,000 shares comprising of (i) 3,000,000,000 Class A ordinary shares of a par value of US$0.0001 each, (ii) 6,296,630 Class B ordinary shares of a par value of US$0.0001 each, and (iii) 1,993,703,370 shares of a par value of US$0.0001 each of such class or classes (however designated) as the board of directors may determine in accordance with our third amended and restated memorandum and articles of association. As of September 6, 2024, there were (a) 890,653,509 Class A ordinary shares outstanding, all of which were fully paid and (b) 6,296,630 Class B ordinary shares outstanding. For a description of Quhuo’s Class A ordinary shares and Class B ordinary shares, including the rights and obligations thereto, please refer to our most recent Annual Report on Form 20-F, which is incorporated by reference herein.
See “Where You Can Find More Information” elsewhere in this prospectus for information on where you can obtain copies of our third amended and restated memorandum and articles of association, which have been filed with and are publicly available from the SEC.
ADSs
Deutsche Bank Trust Company Americas, as depositary, registers and delivers the ADSs. Each ADS represents ownership of ten Class A ordinary shares, deposited with Deutsche Bank AG, Hong Kong Branch, as custodian for the depositary. Each ADS also represents ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA. The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.
For more complete information regarding the ADS, you should read the entire deposit agreement and the form of ADS, which were filed as exhibit 2.3 to our most recent Annual Report on Form 20-F, which is incorporated by reference herein.

SELLING SHAREHOLDERS
We are registering up to an aggregate of 79,386,824 ADSs, representing by 793,868,246 Class A ordinary shares held by the Selling Shareholders acquired upon conversion of the Convertible Notes which were issued pursuant to the Acquisition Agreements, pursuant to which we acquired an aggregate of 39.1% equity interest in Quhuo International on the terms and subject to the conditions set forth therein. The Class A ordinary shares were issued to the Selling Shareholders pursuant to an exemption from registration under the Securities Act in reliance upon Regulation S promulgated thereunder.
The ADSs beneficially owned by the Selling Shareholders are being registered to permit public secondary trading of these securities, and the Selling Shareholders may offer these ADSs for resale from time to time as described in the “Plan of Distribution” in this prospectus.
The Selling Shareholders may decide to sell all, some, or none of the ADSs represented by the Class A ordinary shares listed below. We currently have no agreements, arrangements or understandings with the Selling Shareholders regarding the sale of any of the ADSs, covered by this prospectus. We cannot provide you with any estimate of the number of the ADSs that the Selling Shareholders will hold in the future.
For purposes of this table, beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Exchange Act, and includes voting power and investment power with respect to such shares. In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of Class A ordinary shares outstanding for that individual or group includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
The applicable percentages of ownership and voting power are based on an aggregate of 890,653,509 Class A ordinary shares and 6,296,630 Class B ordinary shares issued and outstanding on September 6, 2024.
Name of Selling Shareholder	Shares Currently Owned				Maximum Number of Shares to be Offered Pursuant to this Prospectus	Number of Shares Owned After Resale(4)
	Number(1)	Percentage of Class A Ordinary Shares	Percentage of Beneficial Ownership(2)	Percentage of Aggregate Voting Power(3)		Number(4)	Percentage of Class A Ordinary Shares(4)	Percentage of Beneficial Ownership(2)	Percentage of Aggregate Voting Power(3)
Longx Tech Limited	254,177,114 Class A ordinary shares	28.54%	28.34%	6.50%	254,177,114 Class A ordinary shares	—	—	—	—
Highland Vision Holding LTD	274,532,710 Class A ordinary shares	30.82%	30.61%	7.02%	274,532,710 Class A ordinary shares	—	—	—	—
Genan Tech Limited	265,158,422 Class A ordinary shares	29.77%	29.56%	6.78%	265,158,422 Class A ordinary shares	—	—	—	—
Total	793,868,246 Class A ordinary shares	89.131%	88.51%	20.29%	793,868,246 Class A ordinary shares	—	—	—	—

(1)
Because each of the Selling Shareholders may offer all or some of the ADSs that such shareholder holds in the offering contemplated by this prospectus, (b) the offering of ADSs is not being underwritten on a firm commitment basis, and (c) the Selling Shareholders could purchase additional ADSs from time to time, no estimate can be given as to the number of shares or percent of our shares that will be held by the Selling Shareholders upon termination of the offering.

(2)
For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding as of September 6, 2024.

(3)
For each person or group included in this column, the percentage of voting power is calculated by dividing the voting power beneficially owned by such person or group by the voting power of all of our Class A and Class B ordinary shares as a single class. In respect of all matters upon which the ordinary shares are entitled to vote, each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 480 votes, voting together as one class. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.
(4)
Assumes the sale of all of the ADSs being offered pursuant to this prospectus.

LEGAL MATTERS
We are being represented by Ellenoff Grossman & Schole LLP with respect to certain legal matters of U.S. federal securities and New York State law. The validity of the Class A ordinary shares represented by the ADSs offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Maples and Calder (Hong Kong) LLP. Certain legal matters as to PRC law will be passed upon for us by Yuan Tai Law Offices. Certain legal matters as to Hong Kong law will be passed upon for us by Watson Farley & Williams LLP. Ellenoff Grossman & Schole LLP may rely upon Maples and Calder (Hong Kong) LLP with respect to matters governed by Cayman Islands law, Yuan Tai Law Offices with respect to matters governed by PRC law, and Watson Farley & Williams LLP with respect to matters governed by Hong Kong law.

EXPERTS
The consolidated financial statements of Quhuo Limited as of December 31, 2022 and 2023 and for the fiscal years ended December 31, 2022 and 2023, incorporated in this prospectus by reference to Quhuo Limited’s Annual Report on Form 20-F for the fiscal year ended December 31, 2023, have been so incorporated in reliance on the report of Marcum Asia CPAs LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
The registered business address of Marcum Asia CPAs LLP is 7 Penn Plaza, Suite 830, New York, NY 10001.
The consolidated financial statements of Quhuo Limited for the year ended December 31, 2021 appearing in Quhuo Limited’s Annual Report on Form 20-F for the year ended December 31, 2023 have been audited by Ernst & Young Hua Ming LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The registered business address of Ernst & Young Hua Ming LLP is 50/F, Shanghai World Financial Center, 100 Century Avenue, Pudong New Area, Shanghai, People’s Republic of China.
WHERE YOU CAN FIND MORE INFORMATION
This prospectus is part of a registration statement on Form F-3 that we filed with the SEC registering the ADSs that may be offered and sold hereunder. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, the exhibits filed therewith or the documents incorporated by reference therein. For further information about us and the securities offered hereby, reference is made to the registration statement, the exhibits filed therewith and the documents incorporated by reference therein. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and in each instance, we refer you to the copy of such contract or other document filed as an exhibit to the registration statement. We are required to file reports and other information with the SEC pursuant to the Exchange Act, including annual reports on Form 20-F and reports of foreign private issuers on Form 6-K.
The SEC maintains a website at www.sec.gov that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The information on our website (www.quhuo.cn), other than the Company’s SEC filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.
As a foreign private issuer, Quhuo is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. This means that we can disclose important information by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, and information that we file with the SEC after the date of this prospectus and before the termination or completion of this offering will also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents and will automatically update and supersede previously filed information, including information contained in this document.
The documents we are incorporating by reference are:
•
our Reports of Foreign Private Issuer on Form 6-K furnished to the SEC on May 8, 2024, May 16, 2024, May 20, 2024, May 24, 2024, July 2, 2024, August 12, 2024, and August 28, 2024, including all the exhibits, if any, thereto;

•
our Annual Report on Form 20-F for the fiscal year ended December 31, 2023, filed with the SEC on April 17, 2024; and

•
the description of the securities contained in our registration statement on Form 8-A12B initially filed with the SEC on June 29, 2020, pursuant to Section 12 of the Exchange Act, together with all amendments and reports filed for the purpose of updating that description.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the SEC and we may also incorporate certain reports on Forms 6-K that we furnish to the SEC by identifying in such Forms that they are being incorporated by reference into this Form F-3 after (i) the date of the initial registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement (if they state that they are incorporated by reference into such registration statement) and (ii) the date of this prospectus prior to the termination of this offering (if they state that they are incorporated by reference into this prospectus). In all cases, you should rely on the later information over different information included in this prospectus or any accompanying prospectus supplement.
Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.
Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:
Quhuo Limited
3F, Building A, Xin’anmen
No. 1 South Bank, Huihe South Street
Chaoyang District, Beijing
The People’s Republic of China
Telephone: (+86-10) 8576-5328
You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

MATERIAL CHANGES
Except as otherwise described in our Annual Report on Form 20-F for the fiscal year ended December 31, 2023 and in our reports on Form 6-K incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since December 31, 2023.

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS
Item 8.   Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our third memorandum and articles of association provides that our directors and officers and the personal representatives of the same shall be indemnified and secured harmless against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained in or about the conduct of the company’s business or affairs (including as a result of any mistake of judgment) or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such person in defending (whether successfully or otherwise) any civil proceedings concerning our company or its affairs in any court whether in the Cayman Islands or elsewhere, provided that the indemnity shall not extend to any matter in respect of any willful default, fraud or dishonesty which may attach to any of said persons.
In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our third amended and restated memorandum and articles of association.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable as a matter of United States law.
Item 9.   Exhibits.
The following exhibits are filed with this registration statement or are incorporated herein by reference.
Exhibit Number	Exhibit Description
3.1	Third Amended and Restated Memorandum and Articles of Association of the Registrant, as currently in effect (incorporated herein by reference to Exhibit 1.1 to the Annual Report on Form 20-F filed with the SEC on April 17, 2024)
4.1	Description of Securities (incorporated herein by reference to Exhibit 2.5 to the Annual Report on Form 20-F filed with the SEC on April 17, 2024)
5.1*	Opinion of Maples and Calder (Hong Kong) LLP regarding the validity of the securities being registered and certain Cayman Islands legal matters
8.1*	Opinion of Yuan Tai Law Offices regarding certain PRC legal matters
8.2*	Opinion of Watson Farley & Williams LLP regarding certain Hong Kong legal matters
23.1*	Consent of Marcum Asia CPAs LLP, an independent registered public accounting firm
23.2*	Consent of Ernst & Young Hua Ming LLP, an independent registered public accounting firm
23.3*	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)
23.4*	Consent of Yuan Tai Law Offices (included in Exhibit 8.1)
23.5*	Consent of Watson Farley & Williams LLP (included in Exhibit 8.2)
24.1*	Power of Attorney (included on the signature page)
107*	Calculation of Filing Fee Table

*
Filed herewith.

Item 10.    Undertakings.
(a)   The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, provided, however, that subsections (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)
That, for the purpose of determining liability under the Securities Act, to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933, as amended, shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(e)
The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed tobe the initial bona fide offering thereof.

(f)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act, or the Act, in accordance with the rules and regulations prescribed by the SEC under section 305(b)(2) of the Act.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing, China, on September 6, 2024.
Quhuo Limited
By:
/s/ Leslie Yu

Name:
Leslie Yu

Title:
Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Leslie Yu his or her true and lawful attorney-in-fact, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Leslie Yu Leslie Yu	Chairman of the Board of Directors and Chief Executive Officer (Principal Executive Officer)	September 6, 2024
/s/ Zhen Ba Zhen Ba	Director, Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	September 6, 2024
/s/ Gang Wang Gang Wang	Director and Chief Operating Officer	September 6, 2024
/s/ Jingchuan Li Jingchuan Li	Director	September 6, 2024
/s/ Jing Zhou Jing Zhou	Director	September 6, 2024
/s/ Jie Jiao Jie Jiao	Director	September 6, 2024

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE
Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Quhuo Limited has signed this registration statement in Newark, Delaware on September 6, 2024.
Authorized U.S. Representative
Puglisi & Associates
By:
/s/ Donald J. Puglisi

Name:
Donald J. Puglisi

Title:
Managing Director